UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 1-K
ANNUAL REPORT
ANNUAL REPORT PURSUANT TO
REGULATION A OF THE SECURITIES ACT OF 1933
For the year ended December 31, 2020
BRIX REIT, INC.
(Exact name of issuer as specified in the issuer's charter)

Maryland	82-3250317
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
120 Newport Center Drive
Newport Beach, CA 92660
(Full mailing address of principal executive offices)
(833) 419-2749
(Issuer’s telephone number, including area code)
Common Stock
(Title of each class of securities issued pursuant to Regulation A)

BRIX REIT, INC.
ANNUAL REPORT ON FORM 1-K
For the Year Ended December 31, 2020

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
We make statements in this Annual Report that are forward-looking statements within the meaning of the federal securities laws. The words such as “outlook,” “anticipate,” “believe,” “seek,” “estimate,” “expect,” “intend,” “continue,” “can,” “may,” “plan,” “potential,” “project,” “should,” “could,” “will,” “would” and similar expressions or statements and the negatives of those expressions or statements are intended to identify forward-looking statements. Such statements include, but are not limited to, any statements about our plans, strategies, and prospects and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause our actual results or performance or achievements to differ materially from those projected or anticipated that we express or imply in this Annual Report. Therefore, such statements are not intended to be a guarantee of our performance in future periods.
The forward-looking statements in this Annual Report represent our management’s current expectations and assumptions based on information available as of the date of this report. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Readers should carefully review these risks, as well as the additional risks described in other documents we file from time-to-time with the Securities and Exchange Commission (“SEC”). In light of the significant risks and uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that such results will be achieved, and readers are cautioned not to place undue reliance on such forward-looking information, which speaks only as of the date of this report.
Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. We qualify all of our forward-looking statements by these cautionary statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:
•We can give no assurance that we will be able to successfully implement the Plan of Liquidation, as defined below, and sell our assets, pay our debts and distribute the net proceeds, if any, from the liquidation to our stockholders as we expect. If we underestimated our existing obligations and liabilities or if unanticipated or contingent liabilities arise, the amount of liquidating distributions ultimately paid to our stockholders could be less than estimated, or none at all;
•We may face unanticipated difficulties, delays or expenditures relating to our implementation of the Plan of Liquidation, which may reduce or delay our payment of liquidating distributions to our stockholders;
•We can give no assurance regarding the timing of asset dispositions in connection with implementation of the Plan of Liquidation, the sale prices we will receive for our assets and the amount and timing of liquidating distributions to be received by our stockholders;
•We may face risks associated with legal proceedings, including stockholder litigation, that may be instituted against us related to the Plan of Liquidation;
•We and our tenants are subject to risks associated with deteriorating economic conditions resulting from the novel coronavirus (“COVID-19”) pandemic and related disruptions in the real estate and financial markets;
•We and our tenants are subject to risks associated with government mandated shutdowns of colleges and universities, gyms and retail establishments in response to the COVID-19 pandemic;
•We and our tenants are subject to risks associated with public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, COVID-19;
•Risks of security breaches through cyber-attacks, cyber intrusions or otherwise, as well as other significant disruptions of our information technology networks and related systems, could adversely affect our business and results of operations;
•Risks and uncertainties related to the national and local economies and the real estate industry in general and in our specific markets;
•Rising interest and insurance rates;

•Legislative or regulatory changes, including changes to laws governing tenant businesses, construction and real estate investment trusts;
•Changes in student housing or other policies adopted by colleges and universities or changes in government regulations over the operation of fitness centers;
•Our dependence upon our advisor;
•The financial condition and liquidity of, or disputes with, any joint venture partners;
•Changes in U.S. generally accepted accounting principles (GAAP);
•Potential liability for uninsured losses and environmental liabilities;
•Potential need to fund improvements or other capital expenditures out of operating cash flow;
•We may not be able to attain or maintain profitability; and
•We may not generate cash flows sufficient to meet our debt service obligations or pay any future distributions to stockholders.

PART II
ITEM 1. BUSINESS
The Company
BRIX REIT, Inc. was incorporated on October 30, 2017 under the laws of the State of Maryland and has invested in existing, purpose-built student housing properties in proximity to major U.S. universities and colleges, and single-tenant income-producing retail properties, including a quick service restaurant and a fitness center, located near colleges and universities or in other locations with above average concentrations of younger demographic profiles commensurate with Millennial and Generation Z related activities.
Our investments in real estate constitute the ownership of fee title or interests in entities that own and operate our investments in real estate. We have made acquisitions of our real estate investments directly and indirectly through limited liability companies or limited partnerships, or through minority investments in joint ventures, partnerships, or other co-ownership arrangements with other owners of properties, affiliates of our advisor or other persons.
On November 11, 2017, we filed an offering circular on Form 1-A with the SEC pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), also known as “Reg A+,” to qualify the offering of a maximum of $50,000,000 of shares of our common stock for sale to the public (the “Offering”). We obtained a notice of qualification from the SEC for this offering circular on April 16, 2018 and commenced selling our shares of common stock on April 23, 2018. Prior to January 2, 2020, we did not retain a broker-dealer to offer our shares. Rather, we offered our shares directly to the public.
On December 23, 2019, we obtained a notice of qualification from the SEC for a follow-on offering pursuant to a new offering circular on Form 1-A (the “Follow-on Offering” and collectively with the Offering, the “Offerings”), which qualified the offer and sale of up to $36,682,800 in share value of common stock, including $2,200,000 in share value of common stock pursuant to our Distribution Reinvestment Plan (“DRP”). We commenced selling our shares of common stock pursuant to the Follow-on Offering on January 2, 2020. As disclosed in our Follow-on Offering, as of January 2, 2020, North Capital Private Securities Corporation (“North Capital”), a registered broker-dealer, served as the dealer manager of our Follow-on Offering and offered shares of our common stock on a “best efforts” basis (see below for additional discussion) until March 30, 2020 when the Follow-on Offering was suspended as described below.
Offering Proceeds
Through September 14, 2020 (the last day before the approval date of the Plan of liquidation, as discussed above), we had sold 2,771,168 shares of common stock for aggregate gross offering proceeds of $13,855,741, which included 116,354 shares of common stock sold under our DRP for aggregate gross proceeds of $581,769. Excluded from the 2,771,168 shares of our common stock were 200 shares purchased by our former sponsor before the Offering for an aggregate purchase price of $1,000. As discussed below, on May 22, 2020, the Board did not reinstate the Follow-on Offering after considering the impact of the decline in our net asset value (“NAV”) per share from $5.00 to $0.32 per share (unaudited).
We used the net proceeds from the Offerings primarily to invest, directly or indirectly, in properties and investments that met our acquisition criteria including student housing properties and single-tenant income-producing retail properties, including a quick service restaurant and a fitness center, near colleges and universities or in other locations with above average concentrations of younger demographic profiles commensurate with Millennial and Generation Z related activities.
We elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), beginning with the taxable year ended December 31, 2018 and expect to operate in a manner that would allow us to continue to qualify as a REIT for U.S. federal income tax purposes; however, we have had no taxable income since our inception and do not expect to have taxable income during the liquidation period.

COVID-19 Pandemic
One of the most significant risks and uncertainties facing our Company and the real estate industry generally continues to be the effect of the ongoing public health crisis of the novel coronavirus (“COVID-19”) pandemic and the COVID-19 mutation into several variants. We continue to closely monitor the impact of the COVID-19 pandemic on our business and the Plan of Liquidation, as described below, including how the pandemic is affecting our ability to sell our real estate properties at the estimated times and prices we expect. The COVID-19 pandemic that began during the first quarter of 2020 has resulted in a significant impairment of the value of our real estate investments (see Notes 6 and 7 to the consolidated financial statements included in this Annual Report on Form 1-K) and properties and our estimated NAV per share of $0.32 (unaudited) as of March 31, 2020 as compared with the $5.00 price per share in the Offerings (see “Significant Decrease in NAV and Non-reinstatement of the Company's Follow-on Offering, DRP or SRP” below). As such, our board of directors (our “Board”) commenced an evaluation of strategic alternatives during the second quarter of 2020.
Suspension of the Company's Follow-on Offering, Distribution Reinvestment Plan and Share Repurchase Program
On March 30, 2020, we announced the suspension of our Follow-on Offering, our DRP and our Share Repurchase Program (“SRP”) until such time, if any, that our Board determines to reinstate them, following the completion of a valuation of our real estate properties and investments. In order to evaluate the impact of the COVID-19 pandemic on the value of the Company's real estate properties and investments, our Board engaged an independent third-party real estate advisory and consulting firm to perform an independent valuation of the Company's real estate assets as of March 31, 2020 for the purpose of assisting our Board in determining the Company's NAV per share.
Significant Decrease in NAV and Non-reinstatement of the Company's Follow-on Offering, DRP or SRP
On May 19, 2020, our Board approved and established an estimated NAV per share of our common stock of $0.32 (unaudited) which was announced on May 22, 2020 (see Current Report on Form 1-U filed with the SEC on May 22, 2020 for additional information on our estimated NAV per share). Our Board determined not to reinstate the Follow-on Offering, DRP or SRP at that time, given the significant decrease in the estimated NAV per share from the prior selling price of $5.00 per share in the Follow-on Offering.
Plan of Liquidation
On August 6, 2020, our Board, including all of the independent directors, unanimously approved a plan of complete liquidation and dissolution (the “Plan of Liquidation”), subject to the approval of a majority of the holders of the outstanding shares of our common stock. Our independent directors determined that the Plan of Liquidation is the best alternative available to us given the impact of the COVID-19 pandemic on our tenants, the resulting decline in our NAV per share and debt maturities over the next 14 months. The Board, therefore, recommended that our stockholders approve the Plan of Liquidation. The Plan of Liquidation was submitted for stockholders’ approval on August 7, 2020, and on September 15, 2020, the Plan of Liquidation was approved by 76.6% of our stockholders, which represented 91.1% of votes cast. The Plan of Liquidation was intended to constitute a plan of complete liquidation of our Company within the meaning of the Internal Revenue Code.
Under the Plan of Liquidation, we ceased to be a going concern, will not engage in any new business activities and will otherwise limit our activities to dispose of and convey our property, to discharge our liabilities, to distribute to our stockholders any remaining assets as well as prosecuting and defending civil, criminal or administrative suits brought by or against us, and such other activities as will enable us to settle and close our business, and to wind up our affairs. Once all liabilities have been satisfied and all remaining assets have been distributed to our stockholders, we will wind up operations and dissolve. We expect to implement the Plan of Liquidation over the period of up to 18 months following the approval of the Plan of Liquidation. On August 10, 2020, we filed a Current Report on Form 1-U covering the Plan of Liquidation with the SEC.
In August 2020, we sold both of our student housing investments in limited liability companies for $213,210 as further discussed in Note 7 to the consolidated financial statements included in this Annual Report on Form 1-K and engaged brokers to market our approximate 31.6% interest in ACA Stadium View Student Housing DST, a Delaware statutory trust (“Stadium View”), and our approximate 1.0% interest in ACA Illinois Tier 1 Student Housing DST, a Delaware statutory trust (“ACA Illinois”), to prospective investors. The Company listed its real estate property leased to Starbucks to prospective buyers in October 2020 and the real estate property leased to 24 Hour Fitness to prospective buyers in February 2021.

Advisory Agreements
We are externally managed by Modiv Advisors, LLC (“Advisor”), an indirect wholly-owned subsidiary of Modiv Inc. (“MODIV”), f/k/a RW Holdings NNN REIT, Inc., as provided in an advisory agreement effective as of February 3, 2020 (the “Advisory Agreement”), as described in Note 9 to the consolidated financial statements included in this Annual Report on Form 1-K. From our Company's inception through October 28, 2019, we were externally managed by Brix Student Housing Operator, LLC, the former advisor, which was wholly-owned by BrixInvest, LLC, the former sponsor and the former sponsor of MODIV, pursuant to the former advisory agreement, as further described in Note 9 to the consolidated financial statements included in this Annual Report on Form 1-K.
Effective October 28, 2019, we and our former advisor and former sponsor mutually agreed to terminate the former advisory agreement and we became self-managed. Effective as of February 3, 2020, we entered into the Advisory Agreement discussed above and we discontinued our interim period of internal self-management. Certain of our directors and executive officers are also directors, managers and executive officers of our Advisor and its affiliates.
Prior to February 3, 2020, we employed investor relations personnel on payroll, but through October 28, 2019, the expenses were completely reimbursed to us by our former sponsor as part of the organizational and offering services it provided to us. Our former sponsor managed its organization and the Offering and provided marketing, administrative services and the funds for investor relations. Our former sponsor was entitled to reimbursement of such expenses, but reimbursement did not exceed an amount equal to 3% of gross offering proceeds. Certain of our directors and executive officers were also former directors, managers and executive officers of our former sponsor, our former advisor and their affiliates.
Real Estate Investments and Investment in Unconsolidated Entities
As of December 31, 2020, we owned two retail properties and a 31.6% interest in Stadium View and a 1.0% interest in ACA Illinois (see Note 6 and 7 to the consolidated financial statements included in this Annual Report on Form 1-K for more details).
Investment Objectives and Strategy
Due to the significant decline in NAV discussed above, we evaluated strategic alternatives, including a potential reopening of the Follow-on Offering, which could be limited to existing investors, and/or a plan of liquidation that would be submitted to stockholders for approval.
On August 6, 2020, our Board, including all of the independent directors, unanimously approved the Plan of Liquidation, subject to the approval of a majority of the holders of the outstanding shares of our common stock. Our Board determined that the Plan of Liquidation is the best alternative available to us given the impact of the COVID-19 pandemic on our tenants and resulting decline in our NAV per share. Our Board, therefore, recommended that our stockholders approve the Plan of Liquidation. The Plan of Liquidation was submitted for stockholders’ approval on August 7, 2020, and on September 15, 2020, the Plan of Liquidation was approved by our stockholders. The Plan of Liquidation was intended to constitute a plan of complete liquidation of the Company within the meaning of the Internal Revenue Code.
Employees
As of December 31, 2020, we had no personnel employed by us. All executive personnel acting on our behalf are employees of an affiliate of our Advisor.
Segments
Our investments are expected to exhibit similar long-term financial performance and have similar economic characteristics. As of December 31, 2020 and 2019, we aggregated our investments into one reportable segment.

Competition
There are numerous REITs and other owners with asset disposition objectives similar to ours, which may increase competition for the sale of our investments. Competitive variables include market presence and visibility, size of investments offered for sale and underwriting standards. To the extent that a competitor is willing to sell a similar asset for a discounted price or with more favorable terms when evaluating potential sales of investments than we are, sales of our investment portfolio could be impacted. Our competitors for sales may also be willing to accept lower returns on their investments. There is enormous competition in our market sector and there can be no assurance that we will compete effectively, particularly given the short time frame to execute our Plan of Liquidation.
Risk Factors
We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our offering circular dated and filed with the SEC on December 26, 2019, as amended and/or supplemented from time-to-time. Our offering circular filed with the SEC may be accessed here: https://www.sec.gov/Archives/edgar/data/1723028/000110465919075757/tm1927351d1_253g2.htm. Additional risk factors filed with the SEC on February 7, 2020, June 1, 2020 and June 16, 2020 may be accessed here:
•https://www.sec.gov/Archives/edgar/data/1723028/000110465920012564/tm207149d1_253g2.htm;
•https://www.sec.gov/Archives/edgar/data/1723028/000110465920067910/tm2021358d1_253g2.htm; and
•https://www.sec.gov/Archives/edgar/data/1723028/000172302820000016/brixreit-20200616x253g2.htm.
In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our shares of common stock. The following are additional risk factors primarily related to the Plan of Liquidation, as a result of the COVID-19 pandemic:
Risk Related to The Plan of Liquidation
We may not be able to pay liquidating distributions to our stockholders at the times and in the amounts we currently expect.
In accordance with the Plan of Liquidation, our objectives are to pursue an orderly liquidation of our company by selling all of our assets, paying our debts and our known liabilities, providing for the payment of contingent or unanticipated liabilities, distributing the net proceeds from liquidation to our stockholders and winding up our operations and dissolving our company. We expect to pay liquidating distribution payments to our stockholders at the completion of our liquidation process after we sell all of our assets, pay all of our known liabilities and provide for unanticipated liabilities. We anticipate paying substantially all of our liquidating distributions from the net proceeds from liquidation within 18 months after stockholder approval of the Plan of Liquidation, which occurred on September 15, 2020. However, our expectations about the amount of liquidating distributions that we will pay and when we will pay them are based on certain estimates and assumptions, one or more of which may prove to be incorrect. As a result, the actual amount of liquidating distributions we pay to our stockholders may be more or less than we estimate and the liquidating distributions may be paid later than we predict. We do not expect to pay regular monthly distributions during the liquidation process. Given the uncertainty and current business disruptions as a result of the COVID-19 pandemic, our implementation of the Plan of Liquidation may be materially and adversely impacted and this may have a material effect on the ultimate amount and timing of liquidating distributions received by stockholders. We may also determine to distribute unsold assets to a “liquidating trust” with potentially unfavorable tax consequences for our stockholders or terminate our status as a REIT.

If we are unable to find buyers for some or all of our properties, including our remaining equity interests in student housing entities, at our expected sales prices, our liquidating distributions may be delayed or reduced.
We will market our real estate properties, including our remaining equity interests in student housing entities, for sale over the coming months. There can be no assurance that any of our investments will sell for their projected sales prices, which risks are heightened as a result of the COVID-19 pandemic.
In calculating the estimated net proceeds from liquidation as of December 31, 2020, we assumed that we will be able to find buyers for all of our properties at amounts based on our estimated range of market values for each property. However, we may have overestimated the sales prices that we will ultimately be able to obtain for these assets. For example, in order to find buyers in a timely manner, we may be required to lower our asking price below the low end of our current estimate of the property’s market value. In addition, as a result of the uncertainty caused by the COVID-19 pandemic, real estate transaction volume has decreased with fewer buyers seeking to acquire commercial real estate properties, particularly minority interests in student housing investments. In addition, the range of estimated net proceeds from liquidation is based upon our estimates and assumptions as of December 31, 2020, but real estate market values are constantly changing and fluctuate with changes in interest rates, supply and demand dynamics, occupancy rates, rental rates, the availability of suitable buyers, the perceived quality and dependability of cash flows from properties and a number of other factors, both local and national. In addition, higher than anticipated transactional fees and expenses, environmental liabilities of which we are unaware or other unknown liabilities, if any, may adversely impact the net liquidation proceeds from those assets. No assurance can be given as to the amount of liquidating distributions our stockholders will ultimately receive.
If any of the parties to our future sale agreements default thereunder, or if these sales do not otherwise close, our liquidating distributions may be delayed or reduced.
As part of our implementation of the Plan of Liquidation, we will seek to enter into binding sale agreements for each of our properties. The consummation of the potential sales for which we will enter into sale agreements in the future will be subject to satisfaction of closing conditions. If any of the transactions contemplated by our future sale agreements do not close because of a buyer default, failure of a closing condition or for any other reason, we will need to locate a new buyer for the properties, which we may be unable to do promptly or at prices or on terms that are as favorable as the original sale agreement, which risks are heightened as a result of the COVID-19 pandemic. We will also incur additional costs involved in locating a new buyer and negotiating a new sale agreement for these properties. These additional costs are not included in our projections. In the event that we incur these additional costs, our liquidating distributions paid to our stockholders would be delayed or reduced.
If we experience a lease termination and/or tenant default during the liquidation process or if our cash flow during the liquidation process is otherwise less than we expect, our liquidating distributions may be delayed or reduced.
In calculating estimated net proceeds from liquidation as of December 31, 2020, we assumed that we would not experience significant lease terminations and that we would not experience any significant unexpected tenant defaults during the liquidation process that were not subsequently cured. Any currently known lease expirations and non-renewals of tenant leases were considered in calculating our updated range of estimated net proceeds from liquidation. Significant lease terminations and/or tenant defaults during the liquidation process would adversely affect the resale value of the properties, which would reduce our estimated net proceeds from liquidation as of December 31, 2020. To the extent that we receive less rental income than we expect during the liquidation process, our liquidating distributions will be reduced. We may also decide in the event of a tenant default to restructure the lease, which could require us to substantially reduce the rent payable to us under the lease, or make other modifications that are unfavorable to us.
Student housing property leases expose us to the effects of declining student housing occupancy particularly during the COVID-19 pandemic, which could adversely impact our ability to sell our remaining equity interests in student housing entities during the liquidation process.
Student housing properties are generally leased under short-term, 12-month leases, and in certain cases, under nine-month or shorter-term semester leases. These leases generally permit the students to leave at the end of the lease term or earlier in certain situations such as during the COVID-19 pandemic. In addition, government mandated closure or reduced capacity of student housing occupancy, may negatively impact our remaining equity investments in student housing entities. Due to the COVID-19 pandemic, there can be no assurance that we will find buyers for our remaining equity investments in student housing properties during the liquidation process or will sell our equity investments for their projected sales prices.

If our liquidation costs or unpaid liabilities are greater than we expect, our liquidating distributions may be delayed or reduced.
Before paying the final liquidating distribution, we will need to pay or arrange for the payment of all of our transaction costs in the liquidation, all other costs and all valid claims of our creditors. Our Board may also decide to acquire one or more insurance policies covering unknown or contingent claims against us, for which we would pay a premium that has not yet been determined. Our Board may also decide to establish a reserve fund to pay these contingent claims. The amounts of the various transaction costs in the liquidation are not yet final, so we have used estimates of these costs in calculating the amounts of our estimated net proceeds from liquidation as of December 31, 2020. To the extent that we have underestimated these costs in calculating our projections, our actual net proceeds from liquidation per share may be lower than the low end of our range of estimated net proceeds from liquidation per share. In addition, if the claims of our creditors are greater than we have anticipated or we decide to acquire one or more insurance policies covering contingent or unanticipated claims against us, our liquidating distributions may be delayed or reduced. Further, if we establish a reserve fund, payment of liquidating distributions to our stockholders may be delayed or reduced.
Our Board has the authority to sell our assets under terms less favorable than those assumed for the purpose of estimating our updated range of net proceeds from liquidation.
Our Board has the authority to sell any and all of our properties on such terms and to such parties as the Board determines in its sole discretion. Notably, our stockholders will have no subsequent opportunity to vote on such matters and will, therefore, have no right to approve or disapprove the terms of such sales.
Our directors and officers and our Advisor and its affiliates may have conflicts of interest that may influence their actions during the implementation of the Plan of Liquidation and these conflicts may cause them to manage our liquidation in a manner not solely in the best interest of our stockholders.
Some of our directors and officers and our Advisor and its affiliates have interests in our liquidation that are different from your interests as a stockholder. All of our executive officers are officers of our Advisor and/or one or more of our Advisor’s affiliates and are compensated by those entities for their service rendered to us. We do not pay any direct compensation to our executive officers. Because of such conflicts of interest, our directors, our officers and our Advisor may be motivated to make decisions or take actions based on factors other than the best interest of our stockholders throughout our liquidation process.
Because we depend upon our Advisor and its affiliates to conduct our operations, any adverse changes in the financial health of our Advisor or its affiliates or our relationship with them could hinder our performance and reduce the return on our stockholders’ investment.
We depend on our Advisor to manage our operations and our portfolio of assets and to implement the Plan of Liquidation. Our Advisor depends upon the fees and other compensation that it receives from us and any future Advisor-sponsored programs that it advises in connection with the purchase, management and sale of assets to conduct its operations. Any adverse changes to our relationship with, or the financial condition of, our Advisor and its affiliates could hinder their ability to successfully manage our operations and our portfolio of investments and implement the Plan of Liquidation.
The loss of or the inability to retain or obtain key real estate professionals at our Advisor could delay or hinder implementation of the Plan of Liquidation, which could reduce the amount of liquidating distributions our stockholders receive and their overall return on investment.
Our success depends on the team of real estate professionals at our Advisor. These individuals may not remain associated with us, our Advisor or its affiliates in the long-term. If any of these individuals were to cease their association with us, our Advisor or its affiliates, we may be unable to find suitable replacements and the Plan of Liquidation could suffer as a result. We believe that our future success depends upon our Advisor’s and its affiliates’ ability to attract and retain highly skilled managerial, operational and marketing professionals. Competition for such professionals is intense, and our Advisor and its affiliates may be unsuccessful in attracting and retaining such skilled individuals. If our Advisor loses or is unable to obtain the services of highly skilled professionals, our ability to implement the Plan of Liquidation could be delayed or hindered, reducing the amount of liquidating distributions our stockholders receive and their overall return on investment.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
The following discussion and analysis should be read in conjunction with our accompanying consolidated financial statements and the notes thereto. Also see “Statements Regarding Forward-Looking Information” and “Item 1. Business, Risk Factors” in this report on Form 1-K.
On August 6, 2020, our Board, including all of the independent directors, unanimously approved a plan of complete liquidation and dissolution (the “Plan of Liquidation”), subject to the approval of a majority of the holders of the outstanding shares of the Company’s common stock. Our Board determined that the Plan of Liquidation is the best alternative available to us given the impact of the COVID-19 pandemic on our tenants, the resulting decline in our NAV per share and debt maturities over the next 14 months. Our Board, therefore, recommended that our stockholders approve the Plan of Liquidation. We submitted the Plan of Liquidation for our stockholders’ approval on August 7, 2020, and on September 15, 2020, the Plan of Liquidation was approved by 76.6% of our stockholders, which represented 91.1% of votes cast. The Plan of Liquidation provides for the sale of all or substantially all of our assets. We will use the proceeds of such sales to pay or provide for payment of our liabilities and expenses and will distribute the remaining proceeds from the liquidation of the assets, if any, to our stockholders, after which we will wind up our operations and dissolve. We expect to implement the Plan of Liquidation over the next 18 months.
In August 2020, we sold two of our student housing investments, AC Prado, LLC and AC Villas, LLC, for a total of $213,210 to the Wirta Family Trust as further discussed in Note 7 to the consolidated financial statements included in this Annual Report on Form 1-K. Mr. Raymond Wirta is a Trustee of the Wirta Family Trust and our chairman of the Board.
We have engaged brokers to market our two retail properties, our 31.6% interest in Stadium View and our 1.0% interest in ACA Illinois to prospective investors.
As of December 31, 2020, we owned two retail properties and our equity interests in Stadium View and ACA Illinois.
As of December 31, 2020, we had 2,519,265 shares of common stock issued and outstanding.
Plan of Liquidation
In accordance with the Plan of Liquidation, our objectives are to (i) pursue an orderly liquidation of our Company by selling all of our assets, paying our debts and our known liabilities, providing for the payment of contingent and unanticipated liabilities; (ii) distributing the net proceeds from liquidation to our stockholders; and (iii) winding up our operations and dissolving our Company. While pursuing our liquidation pursuant to the Plan of Liquidation, we intend to continue to manage our portfolio of assets to maintain and, if possible, better position our remaining assets for sale.
Our expectations about the implementation of the Plan of Liquidation and the amount of any liquidating distributions that we pay to our stockholders and when we will pay them, are subject to risks and uncertainties and are based on certain estimates and assumptions, one or more of which may prove to be incorrect. As a result, the actual amount of any liquidating distributions we pay to our stockholders may be more or less than we estimate and the liquidating distributions may be paid later than we predict. There are many factors that may affect the amount of liquidating distributions we will ultimately pay to our stockholders. If we underestimate our existing obligations and liabilities, transaction fees and expenses relating to the liquidation and dissolution or if contingent or unanticipated liabilities arise, the amount of liquidating distributions ultimately paid to our stockholders could be less than estimated.

Moreover, the liquidation value will fluctuate over time in response to developments related to individual assets in our portfolio and the management of those assets, in response to the real estate and finance markets, based on the amount of net proceeds received from the disposition of the remaining assets, and in response to other factors, including the effect of the prolonged COVID-19 pandemic on our tenants and investees. Given the continued uncertainty and business disruptions from the COVID-19 pandemic, our implementation of the Plan of Liquidation may be materially and adversely impacted and this may have a material effect on the ultimate amount and timing of liquidating distributions received by stockholders. Accordingly, it is not possible to precisely predict the timing of liquidating distributions we may pay to our stockholders or the aggregate amount of liquidating distributions that we may ultimately pay to our stockholders. No assurance can be given that any liquidating distributions we pay to our stockholders will equal or exceed the estimate of net assets in liquidation presented on the consolidated statement of net assets as of December 31, 2020.
Changes in Net Assets in Liquidation
Period from September 15, 2020 through December 31, 2020
Net assets in liquidation increased by $543,613 from $746,174 on September 15, 2020 to $1,289,787 on December 31, 2020. The driver of the change in net assets in liquidation is as follows:
The estimated net realizable value of our 24 Hour Fitness property increased by $543,613 during the period from September 15, 2020 to December 31, 2020, which was primarily driven by the recovery in the value the 24 Hour Fitness property when 24 Hour Fitness resumed payment of rents for our property on October 1, 2020 and exited bankruptcy on December 30, 2020. The 24 Hour Fitness property was impaired during the bankruptcy proceedings of 24 Hour Fitness (see Note 5 - Impairment Charges to the consolidated financial statements included in this Annual Report on Form 1-K for more details on the impairment of the 24 Hour Fitness property).
Results of Operations
In light of our adoption of liquidation basis of accounting as of September 15, 2020, the results of operations for the period from September 15, 2020 to December 31, 2020 are not comparable to the prior year period and are not presented. Changes in liquidation values of our assets for that period are discussed above under “Changes in Net Assets in Liquidation.” See “Overview,” “Plan of Liquidation” and “Market Outlook and Trends” for a discussion of the impact of the COVID-19 pandemic on our business and the resulting Plan of Liquidation.
Liquidity and Capital Resources
As described above under “Overview” and “Plan of Liquidation,” on September 15, 2020, the Plan of Liquidation was approved by our stockholders. The Plan of Liquidation provides for the sale of all or substantially all of our assets. We expect to sell all or substantially all of our assets, pay all of our known liabilities, provide for contingent and unanticipated liabilities and distribute the net proceeds from liquidation to our stockholders. Our principal demands for funds during our liquidation are and will be for: the payment of operating expenses and general and administrative expenses, including expenses in connection with the Plan of Liquidation; payments under debt obligations; and payments of distributions to stockholders pursuant to the Plan of Liquidation. During our liquidation, we intend to use our cash on hand and proceeds from the sale of real estate properties as our primary sources of liquidity. To the extent available, we also intend to use cash flow generated by our real estate investments to pay liabilities and operating costs; however, asset sales will further reduce cash flows from these sources during the implementation of the Plan of Liquidation.
We expect to substantially complete the above activities within 18 months from September 15, 2020, the day our stockholders approved the Plan of Liquidation. However, our expectations about the amount of liquidating distributions that we will pay and when we will pay them are based on many estimates and assumptions, one or more of which may prove to be incorrect. As a result, the actual amount of liquidating distributions we pay to our stockholders may be more or less than we estimate and the liquidating distributions may be paid later than we predict (see “Item 1. Business - Risk Factors” for a discussion of other risks related to the Plan of Liquidation.

On May 6, 2020, MODIV and our Advisor agreed to discontinue charging asset management fees and waived the accrued balance for asset management fees aggregating $311,203, including $242,300 as of December 31, 2019 and an additional $68,903 accrued for February 3, 2020 through May 6, 2020, given the significant decline in the Company's financial condition that resulted from the COVID-19 pandemic. Subsequent to May 6, 2020, no other fees have been paid to our Advisor and our Advisor has agreed that it will not charge us any future fees.
Through December 31, 2020, we have sold 2,771,168 shares of common stock in the Offerings, including 116,354 shares of common stock sold under our DRP for aggregate offering proceeds of $13,855,741. We redeemed 361,534 shares, resulting in 2,519,265 shares outstanding as of December 31, 2020.
In May 2020, we received a three-month deferral of mortgage payments from the lender on the 24 Hour Fitness property to provide relief related to the absence of rent payments from the 24 Hour Fitness property. Also in May 2020, in anticipation of 24 Hour Fitness’s bankruptcy, we were able to successfully structure a longer-term lease term with 24 Hour Fitness, albeit at a reduced rental rate, that 24 Hour Fitness was expected to assume when it exited bankruptcy. On June 29, 2020, the mortgage lender delivered a notice of default to us due to 24 Hour Fitness’s bankruptcy filing on June 15, 2020. We were also in default with respect to the net worth covenant as a result of the impairment charges reflected in our balance sheet as of June 30, 2020 and the material adverse changes that have impacted our Company. Therefore, we entered into the Forbearance Agreement with the lender on September 2, 2020 with respect to these events of default as further described below.
On September 2, 2020, we and our subsidiary that owns the property in Fort Worth, Texas that is leased to 24 Hour Fitness, entered into a forbearance agreement with NexBank, the mortgage lender for the property, with respect to the event of default that arose under the existing Amended and Restated Loan Agreement dated October 18, 2019 (the “Loan Agreement”) between us, our subsidiary and NexBank, as amended, due to 24 Hour Fitness’s bankruptcy filing in June 2020, along with related defaults for material adverse changes and our net worth covenant under the Loan Agreement (the “Forbearance Agreement”). Under the terms of the Forbearance Agreement, NexBank agreed to extend the previous three-month deferral of mortgage payments to include the months of August and September 2020, and to forbear from exercising its default remedies under the Loan Agreement provided that 24 Hour Fitness did not reject its current lease on the property in 24 Hour Fitness’s bankruptcy proceedings and made the rent payment due on October 1, 2020. The rent payments for October 1, 2020 through April 30, 2021 have been received and on December 30, 2020, 24 Hour Fitness exited bankruptcy and assumed the lease on our Fort Worth property.
The Forbearance Agreement also accelerated the maturity date under the Loan Agreement from June 11, 2024 to September 30, 2021, and NexBank is collecting 100% of all rents paid by 24 Hour Fitness and applying the proceeds against the amount owed under the Loan Agreement.
We have a Business Loan Agreement and Promissory Note with Pacific Mercantile Bank ("Lender") that provides for a $5,000,000 unsecured credit facility (the “Unsecured Credit Facility”), which was extended on August 27, 2020 and now matures on October 15, 2021 (see Note 8 to the consolidated financial statements included in this Annual Report on Form 1-K for more details). The $12,375,000 acquisition of the property leased to 24 Hour Fitness on June 11, 2019 was primarily funded with a mortgage loan of $6,187,500 secured by this property and a $5,000,000 draw under the line of credit.
The Unsecured Credit Facility was a revolving unsecured line of credit for a maximum principal amount of $6,000,000 and was scheduled to mature on June 11, 2019, unless earlier terminated. On April 30, 2019, the Unsecured Credit Facility was amended and restated, reduced to $5,000,000 and extended to September 11, 2019. On September 9, 2019, we received an extension of the Unsecured Credit Facility through October 15, 2020.
On August 27, 2020, pursuant to a Fourth Amendment to Loan Agreement (the “Fourth Amendment”), we amended our $5,000,000 Unsecured Credit Facility with the Lender to extend the maturity date from October 15, 2020 to October 15, 2021. Under the Fourth Amendment, the parties acknowledged that there were events of default due to material adverse changes in our financial condition that have occurred and the Lender agreed to forbear from exercising its remedies with respect to events of default that existed under the Unsecured Credit Facility as of August 27, 2020 until October 16, 2021, provided there are no future defaults. In addition, the Lender has no obligation to make additional loans under the Unsecured Credit Facility.
As of December 31, 2020, the outstanding principal balances of our mortgage note payable and our line of credit were $6,016,442 and $4,999,861, respectively. Our mortgage note payable has an accelerated maturity date of September 30, 2021 under the terms of a forbearance agreement entered into with the lender on September 2, 2020 (see Note 8 to the consolidated financial statements included in this Annual Report on Form 1-K for more details).

In connection with the Plan of Liquidation, we engaged brokers to market our 31.6% interest in Stadium View and our minority interest in ACA Illinois to prospective investors, and our real estate properties leased to Starbucks and leased to 24 Hour Fitness to prospective buyers. The property leased to Starbucks was sold on April 20, 2021 as described in Note 11 to the consolidated financial statements included in this Annual Report on Form 1-K. There can be no assurance that our remaining property and investments will sell for their projected sales prices nor within our expected 18-month liquidation period, which risks are heightened as a result of the continued COVID-19 pandemic.
Cash Flows
The following table summarizes our cash flow activity for the period from January 1, 2020 to September 14, 2020 and for the year ended December 31, 2019:

	For the Period from January 1, 2020 to September 14, 2020	For the Year Ended December 31, 2019
Net cash (used in) provided by operating activities	$(443,111)	$284,078
Net cash provided by (used in) investing activities	$213,210	$(14,888,405)
Net cash provided by financing activities	$395,282	$13,958,197
Cash Flows from Operating Activities
For the period from January 1, 2020 to September 14, 2020 and for the year ended December 31, 2019, net cash used in operating activities was $443,111 and net cash provided by operating activities was $284,078, respectively.
For the period from January 1, 2020 to September 14, 2020, the net cash used in operating activities reflects our net loss of $8,198,513 largely offset by adjustments aggregating $6,360,448 related to our net non-cash charges for impairment of real estate investments and intangible assets, and $1,167,218 non-cash loss from investments in unconsolidated entities, as well as $414,826 in non-cash charges for depreciation and amortization, stock compensation expense, deferred rent and amortization of deferred financing costs; plus distributions of $83,902 received from investments in unconsolidated entities and cash used by net changes in working capital of $270,992 resulting from an increase in tenant receivables and decreases in accounts payable, accrued and other liabilities and amounts due to affiliates, offset in part by a decrease in prepaid and other assets.
For the year ended December 31, 2019, net cash provided by operating activities reflects our net loss of $1,090,238, partially offset by adjustments aggregating $723,560 related to our non-cash loss from investments in unconsolidated entities, depreciation and amortization, stock compensation expense and amortization of deferred financing costs; plus distributions of $338,526 received from investments in unconsolidated entities and cash provided by net changes in working capital of $312,230 resulting from increases in accounts payable and amounts due to affiliates, offset in part by increases in tenant receivables and prepaid and other assets.
Cash Flows from Investing Activities
Net cash provided by investing activities was $213,210 for the period from January 1, 2020 to September 14, 2020, reflecting proceeds from the sale of minority interests in investments in two unconsolidated entities.
Net cash used in investing activities was $14,888,405 for the year ended December 31, 2019 and consisted of the following:
•$14,258,664 for acquisition of a real estate investment in the property leased to 24 Hour Fitness in Fort Worth, Texas, and the property leased to Starbucks in Manhattan, Kansas;
•$132,000 for an investment in an unconsolidated entity which invested in a student housing property at the University of Texas in Austin, Texas;
•$429,454 for the payment of acquisition fees to our former advisor; and
•$68,287 for an intangible asset addition.

Cash Flows from Financing Activities
Net cash provided by financing activities was $395,282 for the period from January 1, 2020 to September 14, 2020 and consisted of the following:
•$358,780 of proceeds from issuance of common stock and investors deposits; partially offset by payments for offering costs of $94,614; and
•$803,500 of borrowings from our unsecured credit facility; partially offset by
•$30,328 for repayments of mortgage note payable for the 24 Hour Fitness property;
•$10,000 for payment of deferred financing costs related to our unsecured credit facility;
•$538,800 for repurchases of common stock; and
•$93,256 for cash distributions paid to common stockholders.
Net cash provided by financing activities was $13,958,197 for the year ended December 31, 2019 and consisted of the following:
•$5,419,355 of proceeds from issuance of common stock and investors deposits; partially offset by payments for offering costs of $242,742;
•$6,187,500 of borrowings from the mortgage note payable obtained to finance the acquisition of the 24 Hour Fitness property; and
•$5,470,000 of borrowings from our unsecured credit facility; partially offset by
•$189,565 for payments of deferred financing costs related to the mortgage for the 24 Hour Fitness property and our unsecured credit facility;
•$1,084,802 for repurchases of common stock; and
•$278,341 for cash distributions paid to common stockholders.
Pursuant to our stockholders’ approval of the Plan of Liquidation, we adopted the liquidation basis of accounting as of September 15, 2020 (approval date of the Plan of Liquidation by our stockholders) and for the periods subsequent to September 15, 2020 in accordance with GAAP. Accordingly, on September 15, 2020, assets were adjusted to their estimated net realizable value, or liquidation value, which represents the estimated amount of cash that we will collect through the disposal of our assets as we carry out the Plan of Liquidation. The liquidation values of our operating properties are presented on an undiscounted basis. Estimated costs to dispose of assets and estimated capital expenditures through the anticipated disposition date of the properties have been presented separately from the related assets. Liabilities are carried at their contractual amounts due or estimated settlement amounts.
Organization and Offering Costs
We temporarily suspended the Offering, effective as of the close of business on September 18, 2019, following the announcement that our former sponsor had entered into a contribution agreement (the “Contribution Agreement”) with MODIV, during which time our continued relationship with the former advisor and the former sponsor was assessed. Effective October 28, 2019, we, our former advisor and our former sponsor mutually agreed to terminate the former advisory agreement we entered into in November 2017 and we became self-managed. Pursuant to the Contribution Agreement, MODIV became self-managed through the acquisition of substantially all of our former sponsor’s assets and established a REIT management subsidiary (the “Self-Management Transaction”). The Self-Management Transaction was completed on December 31, 2019. We were self-managed when we recommenced the Follow-on Offering and changed our plan of distribution to utilize a registered broker-dealer. We subsequently entered into our Advisory Agreement with our Advisor, an indirect wholly-owned subsidiary of MODIV, on January 31, 2020, which was effective February 3, 2020.
Our organizational and offering costs were paid by our former sponsor on our behalf through October 28, 2019. Offering costs included all expenses incurred in connection with the Offering, including investor relations payroll expenses. Other organizational and offering costs included all expenses incurred in connection with our formation, including, but not limited to legal fees, federal and state filing fees, and other costs to incorporate. During the Offering, we were obligated to reimburse our former sponsor for organizational and offering costs related to the Offering paid by our former sponsor on our behalf provided such reimbursement did not exceed 3% of gross offering proceeds raised in the Offering as of the date of the reimbursement.

As of October 28, 2019, we had not incurred any organization and offering costs related to the Offering as all such costs had been funded by our former sponsor. As a result, these organization and offering costs related to the Offering were not recorded in our consolidated financial statements as of October 28, 2019, other than to the extent of 3% of the gross offering proceeds. Through October 28, 2019, our former sponsor had incurred organization and offering expenses on our behalf in excess of 3% in connection with our Offering. Through October 28, 2019, we had recorded and reimbursed $399,241 of organizational and offering costs to our former sponsor or its affiliates. During our self-management period from October 29, 2019 to February 2, 2020, and from February 3, 2020 to September 14, 2020 under our Advisor, we incurred offering costs of $163,882 paid to third-party providers. For the period February 3, 2020 to September 14, 2020, our Advisor did not incur any organization and offering expenses on our behalf.
Distributions
While we have in the past declared and paid distributions to our stockholders monthly in arrears, we are under no obligation to do so and, as discussed below, any future cash distributions will be subject to successfully selling assets in connection with the Plan of Liquidation in excess of amounts due on our outstanding indebtedness. Our Board did not declare distributions after March 2020 (distributions declared in March 2020 were paid in April 2020) due to the impacts of the COVID-19 pandemic on our operations and financial condition. During the Offerings and from time-to-time during our operational stage, we did not pay distributions solely from our cash flow from operating activities, in which case distributions were paid in whole or in part from the deferral of fees otherwise due to our former advisor.
On May 19, 2018, we declared our first distribution to stockholders of record as of the close of business on each day of the period commencing on April 23, 2018 and ended on April 30, 2018. Since then, we declared monthly distributions for stockholders of record as of the close of business for each day from May 1, 2018 through March 31, 2020. The distributions were payable to stockholders of record as of the close of business on each day of the distribution period. Since cash flows from operating activities have not been sufficient to cover distributions during our offering stage, our former advisor agreed to waive $22,968 and $51,816 in accrued asset management fees for the period from January 1, 2020 to September 14, 2020 and for the year ended December 31, 2019, respectively, to support the monthly distributions and operating activities.
Effective on the close of business on September 18, 2019, our DRP was temporarily suspended and during the suspension period all distributions were paid to our stockholders in cash. Our DRP remained suspended through December 25, 2019 and on December 26, 2019, our Board approved the reinstatement of our DRP. On March 30, 2020, we announced the temporary delay of distribution declarations and temporarily suspended our DRP, and on May 22, 2020, distributions were suspended until such time as we are able to generate proceeds from asset sales in excess of our debt and other obligations. Any future cash distributions will be subject to successfully selling assets in excess of amounts due on our outstanding indebtedness in connection with the Plan of Liquidation.
Distributions declared, distributions paid and cash flow (used in) provided by operations were as follows for the period January 1, 2020 to September 14, 2020 and for the period January 1, 2019 to December 31, 2019:

					Cash Flows
					(Used in)
	Total	Distributions			Provided by
	Distributions	Declared Per	Cash Distributions Paid (d)(e)		Operating
Period Covered	Declared	Share	Cash	Reinvested	Activities
January 1 to June 30, 2020 (a)	$183,658	$0.0750	$93,256	$90,402	$(296,528)
July 1, 2020 to September 14, 2020	—	—	—	—	(146,583)
Total	$183,658	$0.0750	$93,256	$90,402	$(443,111)

January 1 to June 30, 2019 (b)	$279,006	$0.1500	$105,649	$161,569	$116,592
July 1 to December 31, 2019 (c)	359,106	0.1500	172,692	173,142	167,486
Total	$638,112	$0.3000	$278,341	$334,711	$284,078
(a)    On March 30, 2020, the Company announced the delay in distribution declarations and temporarily suspended the DRP. On May 22, 2020, distributions were suspended until such time as the Company is able to generate proceeds from asset sales in excess of its debt and other obligations in connection with the Plan of Liquidation.

(b)    Additional accrued distributions payable amounted to $50,953 as of June 30, 2019. The source of our distribution payments was our former advisor’s deferral of $72,355 of asset management fees, along with distributions received from our investments in unconsolidated entities totaling $185,681 for the period January 1, 2019 to June 30, 2019.
(c)    Additional accrued distributions payable amounted to $60,752 as of December 31, 2019. The source of our distribution payments was our former advisor’s deferral of $155,447 of asset management fees, along with distributions received from our investments in unconsolidated entities totaling $338,526 for the year ended December 31, 2019.
(d)    Distributions were paid on a monthly basis through March 2020. In general, distributions for record dates as of the end of a given month were paid on or about the 21st to the 25th day of the following month.
(e)    See details of distributions declared in the chart below.
As discussed above, on March 30, 2020, the Company announced the delay in distribution declarations and temporarily suspended the DRP, and on May 22, 2020, distributions were suspended until such time as the Company is able to generate proceeds from asset sales in excess of its debt and other obligations in connection with the Plan of Liquidation. The following chart details the distributions that we declared and paid for the period January 1, 2020 through March 31, 2020:

	Rate Per	Declaration	Payment	Annualized
Distribution Period	Share Per Day	Date	Date	Yield (1)
2020:
January 1-31	$0.00081967	December 26, 2019	February 25, 2020	6.0%
February 1-29	$0.00081967	January 29, 2020	March 25, 2020	6.0%
March 1-31	$0.00081967	February 27, 2020	April 27, 2020	6.0%
(1)    Annualized yield numbers represent the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $5.00 per share purchase price. Each annualized yield assumed that our Board would declare distributions in the future which are similar to the distributions for each period presented. However, distribution declarations have been suspended since March 30, 2020 until such time as the Company is able to generate proceeds from asset sales in excess of its debt and other obligations in connection with the Plan of Liquidation.
Share Repurchase Program
We adopted a SRP in order to provide our stockholders with some liquidity that would enable them to sell their shares of common stock to us in limited circumstances. Our Board may, in its sole discretion, amend, suspend, or terminate the SRP at any time without stockholder approval upon 10 days’ notice thereof.
On March 30, 2020, we announced the temporary suspension of the SRP and, on May 22, 2020, our Board determined not to reinstate the SRP given the significant decrease in the estimated NAV to $0.32 per share (unaudited) from the prior selling price of $5.00 per share in the Follow-on Offering and due to the impacts of the COVID-19 pandemic on our operations and financial condition (see Note 1. Business and Organization to the consolidated financial statements included in this Annual Report on Form 1-K for additional information).
For the period from October 30, 2017 (inception) through December 31, 2020, we repurchased 361,534 shares of our common stock for $1,807,671.
Off-Balance Sheet Arrangements
As of December 31, 2020, we had no off-balance sheet arrangements.
Critical Accounting Policies
For further information regarding critical accounting policies, please see Note 3 to the consolidated financial statements included in this Annual Report on Form 1-K.
Related Party Arrangements
For further information regarding related party arrangements, please see Note 9 to the consolidated financial statements included in this Annual Report on Form 1-K.

Market Outlook and Trends
Due to the current COVID-19 pandemic in the United States and globally, our tenants and operating partners, property locations and the economy as a whole are severely impacted. The magnitude and duration of the COVID-19 pandemic and its impact on our tenants, our cash flows and our implementation of the Plan of Liquidation is significant and will largely depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the pandemic, the success of vaccines and other actions taken to contain or treat COVID-19, and reactions by consumers, companies, governmental entities and capital markets. In particular, the ability of colleges and universities to remain open and the willingness of consumers to use the 24 Hour Fitness gym in Fort Worth, Texas, represent continued risks to the performance of our properties and our ability to sell those properties and investments as we implement the Plan of Liquidation.
Even before the COVID-19 pandemic, uncertainty regarding the economic and political environment had made businesses reluctant to make long-term commitments or changes in their business plans. The COVID-19 pandemic has resulted in significant disruptions in real estate and financial markets, business shutdowns and uncertainty about how the U.S. and global economy will perform over the next several months and perhaps the years to come. The ongoing trade war between the U.S. and China has also increased the level of uncertainty and resulted in reductions in business investments.
Ongoing declines in economic conditions could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our student housing properties and property leased to 24 Hour Fitness, which have had the following negative effects on us: the values of our investments in student housing and fitness center properties have decreased below the amounts paid for such investments; and revenues from our properties have decreased due to lower rental rates, making it more difficult for us to meet our debt service obligations.
Our business, like all businesses, is being impacted by the uncertainty regarding the COVID-19 pandemic, the effectiveness of vaccines and other policies introduced by the Federal, State and local government to neutralize the disease, and the impact of those policies on economic activity. Given the uncertainty and current business disruptions as a result of the COVID-19 pandemic, the implementation of the Plan of Liquidation may be materially and adversely impacted and this may have a material effect our ability to sell our assets in amounts that exceed our indebtedness and satisfy all other liabilities and on the ultimate amount and timing of liquidating distributions received by our stockholders.
In addition, we may have difficulty selling our properties on a timely basis as we implement the Plan of Liquidation over the 18 month period following its approval, in order to repay all of our debt obligations prior to their scheduled maturities. Market conditions may change quickly, and such changes may negatively impact the value of our assets. Therefore, there can be no assurances that we will be able to achieve those objectives.
The debt market remains sensitive to the macro environment, such as impacts of the COVID-19 pandemic and mutation of the virus into several variants, Federal Reserve policy, market sentiment or regulatory factors affecting the banking and commercial mortgage-backed securities industries. We may experience more stringent lending criteria, which may affect our ability to refinance any debt at maturity if necessary. Additionally, for properties for which we are able to obtain financing, the interest rates and other terms on such loans may be unacceptable.

ITEM 3. DIRECTORS AND OFFICERS
We have provided below certain information about our directors and officers.

Name (1)	Age (2)	Positions
William R. Broms	42	Chief Executive Officer and President
Raymond J. Pacini	65	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Sandra G. Sciutto	61	Senior Vice President and Chief Accounting Officer
Raymond E. Wirta	77	Chairman of the Board and Director
Aaron S. Halfacre	48	Director (3)
Vipe Desai	53	Independent Director (4)
Jeffrey Cyr	61	Independent Director (4)
William S. Brown	36	Independent Director (4)
(1)The address of each executive officer and director listed is 120 Newport Center Drive, Newport Beach, California 92660.
(2)As of April 15, 2021.
(3)Mr. Halfacre is the chief executive officer of MODIV, the parent company of our Advisor.
(4)Member of the conflicts committee of our Board.
Mr. William R. Broms. William Broms has served as our Chief Executive Officer and President since October 28, 2019. Mr. Broms served as Senior Managing Director - Acquisitions of BrixInvest, LLC, our former sponsor and the sponsor of Rich Uncles Real Estate Investment Trust I (“REIT I”) and MODIV, from March 5, 2018 to October 25, 2019, where he provided leadership in acquisitions, finance, strategy, underwriting, and asset management. Mr. Broms has also served as Chief Investment Officer for Modiv since September 2020. From February 2014 until March 2018, Mr. Broms founded and led Realty Dividend, LLC, an investment firm that developed net-lease assets and invested in single and multi-family properties. From August 2010 to February 2014, Mr. Broms served as Senior Director of Acquisitions at Cole Real Estate Investments, Inc., a publicly traded REIT acquiring net-lease real estate investments, where he directed the investment of sale-leaseback capital for leveraged buyouts and recapitalizations to corporations and private equity sponsors. From February 2007 to August 2010, Mr. Broms served as Director of Acquisitions at Realty Income Corporation, a S&P 500 publicly traded net-lease REIT. Prior to February 2007, Mr. Broms served in various roles that included corporate finance, mineral acquisitions, and construction. Mr. Broms holds a Bachelor of Science in Finance from the Geis College of Business at the University of Illinois and a MBA from Regis University in Denver, Colorado.
Mr. Raymond J. Pacini. Raymond Pacini has served as our Executive Vice President, Chief Financial Officer, Secretary and Treasurer since January 29, 2020, and he previously served as our Executive Vice President, Chief Financial Officer and Treasurer from April 2018 to October 28, 2019. He also served as one of our independent directors from November 2017 until April 2018. Mr. Pacini has served as the Executive Vice President, Chief Financial Officer and Treasurer of MODIV since April 2018 and as the Secretary of MODIV since September 2019. Mr. Pacini has also served as the Chief Financial Officer of Modiv Acquisition Corp. since January 2021 and previously served as the Executive Vice President, Chief Financial Officer and Treasurer of REIT I and BrixInvest, LLC, the former sponsor and former advisor to MODIV and REIT I. Mr. Pacini’s career as a financial executive spans over 40 years, including over 30 years of commercial and residential real estate experience. Prior to joining the Company, Mr. Pacini held senior leadership roles for a healthcare services company (Northbound Treatment Services, 2013-2018), a developer and homebuilder (California Coastal Communities, Inc., 1998-2011), and a commercial and residential development company (Koll Real Estate Group, Inc., 1993-1998). Mr. Pacini previously served as an independent director for a publicly traded natural resources company (Cadiz Inc., 2005-2019) and a waste management company (Metalclad Corporation, 1999-2002). Mr. Pacini started his career with PricewaterhouseCoopers LLP and is a licensed CPA (inactive) in the state of Massachusetts. Mr. Pacini has also been a National Association of Corporate Directors (NACD) Board Leadership Fellow since 2014. Mr. Pacini received his B.A. in Political Science from Colgate University in 1977 and his M.B.A. from Cornell University in 1979.

Ms. Sandra G. Sciutto. Sandra Sciutto is our Senior Vice President and Chief Accounting Officer and she previously served in that capacity until October 28, 2019. She was reappointed to the same position on January 29, 2020. She also served as one of our independent directors from April 2018 until July 2018. Ms. Sciutto has also served as the Senior Vice President and Chief Accounting Officer of MODIV since July 2018, and from July 2018 until December 2019, she served in those capacities for REIT I. Ms. Sciutto served as Chief Financial Officer for Professional Real Estate Services Inc., a privately held, full-service commercial real estate investment and operating company based in Orange County, California. From November 2012 to April 2016, Ms. Sciutto served as Chief Financial Officer and investment committee member for Shopoff Realty Investments, L.P., a real estate developer and real estate fund sponsor. From 1998 to 2012, Ms. Sciutto served as Chief Financial Officer of California Coastal Communities, Inc. (‘‘CALC’’). From 1993 until 1998, Ms. Sciutto was the Controller of CALC and its predecessor companies Koll Real Estate Group, Inc. and The Bolsa Chica Company. Ms. Sciutto also has five years of experience as a certified public accountant with the accounting firm of KPMG LLP and is a licensed CPA (inactive) in the state of California. Ms. Sciutto received her Bachelor of Science in Business Administration with a concentration in Accounting from Cal Poly State University, San Luis Obispo in 1982.
Mr. Raymond E. Wirta. Raymond Wirta has served as our Chairman of the Board since November 2017. Mr. Wirta is a founder of our former sponsor and, together with Mr. Halfacre, owns a controlling interest in our former sponsor and former advisor. Mr. Wirta has also served as the Chairman of the Board of MODIV since March 2016, Chairman of the Board of Modiv Acquisition Corp. since January 2021 and served as Chairman of the board of trust managers of REIT I until its merger in December 2019. Mr. Wirta is also currently an Independent Director at CBRE Group (NYSE: CBRE) and previously served as the Chairman (2014-2018) and Chief Executive Officer (1999-2005). During his tenure at CBRE, Mr. Wirta oversaw the reorganization of that firm, taking the company public in 2004, and commenced a consolidation strategy, increasing the geographic bandwidth and service capabilities of the firm. Mr. Wirta previously was President of the Irvine Company (2016-2019), a privately held California based real estate company with ownership of a $38 billion portfolio including 120 million square feet of commercial real estate. From 1991 to 1994, Mr. Wirta was President of The Koll Company, a significant developer of office and industrial real estate. Mr. Wirta holds a B.A. in economics from California State University, Long Beach and a M.B.A. in International Management from Golden State University. Our Board has concluded that Mr. Wirta is qualified to serve as Chairman of the Board by reason of his expertise with real estate-related investments.
Mr. Aaron S. Halfacre. Aaron Halfacre has served as a member of our Board since January 1, 2019. Mr. Halfacre also previously served as our Chief Executive Officer and President from January 1, 2019 until October 28, 2019. Since January 1, 2019, he has also served as the Chief Executive Officer, President and a director of MODIV and as a Director and the Chief Executive Officer of Modiv Acquisition Corp. since January 2021. From January 1, 2019 through December 31, 2019, Mr. Halfacre also served as Chief Executive Officer and a Manager of our former sponsor and former advisor, where he previously served as President from August 2018 through December 2019. Mr. Halfacre previously served as Chief Executive Officer and a Director of REIT I and Chief Executive Officer and a Manager of our former sponsor and advisor through December 31, 2019. Mr. Halfacre has been involved in a myriad of REIT mergers and acquisitions transactions over the course of his career, totaling more than $17 billion in transaction value. From January 2018 to July 2018, Mr. Halfacre served as President of Realty Mogul, Co., a real estate crowdfunding platform, and its affiliates. From July 2014 to March 2016, Mr. Halfacre served as President and Chief Investment Officer of Campus Crest Communities, Inc., a publicly-traded student housing REIT, where he was instrumental in the take-private sale to Harrison Street Real Estate Capital. From October 2012 to May 2014, Mr. Halfacre served as Senior Vice President and Head of Strategic Relations at Cole Real Estate Investments, Inc., a publicly traded net lease REIT and product sponsor. From November 2005 to December 2010, Mr. Halfacre served as the Chief of Staff and Head of Product Development of the real estate group at BlackRock, a global investment management corporation. Mr. Halfacre holds both Chartered Financial Analyst® and Chartered Alternative Investment Analyst® designations and earned his B.A. in Accounting from College of Santa Fe and a M.B.A. from Rice University. Our Board has concluded that Mr. Halfacre is qualified to serve as a director by reason of his extensive industry and leadership experience.

Mr. Vipe Desai. Vipe Desai has served as an independent director since February 2020 and was appointed chairman of the conflicts committee of the Board and the Board's audit representative in March 2020. Mr. Desai has extensive knowledge and understanding of marketing and branding. Mr. Desai has spent the majority of his professional career in the action sports industries. From 1993 to 1998, Mr. Desai owned and operated H2O Surf and Snowboard Shop in Orange County, CA. This professional experience exposed Mr. Desai to action sports industries and provided him with valuable knowledge regarding marketing and brand awareness vis-à-vis action sports enthusiasts and youth culture. In 2000, Mr. Desai founded Propaganda HQ (“PHQ”), a youth brand consulting agency which assists its clients in developing brand strategies, event production, social media marketing and digital marketing. PHQ’s clients included Red Bull, Monster Energy, DaimlerChrysler, Surfrider Foundation, Billabong, DaKine, Electric Eyewear, Nixon Watches, O’Neill, Reef, HBO, and Ball Park Franks. From 2009 to 2010, Mr. Desai also held senior marketing positions with Monster Energy and TransWorld Media. While at Monster Energy, Mr. Desai was responsible for sponsored athlete relations, events and brand partnerships worldwide. In 2011, Mr. Desai launched HDX Hydration Mix, an environmentally friendly sports drink mix. Mr. Desai is a current or past board member of various charitable organizations, including Ocean Champions, Lonely Whale, Skateistan, SIMA Humanitarian Fund, Rob Dyrdek Foundation, Surfrider Foundation, and Life Rolls On. Mr. Desai brings a unique perspective on the “branding” of our REIT’s investment products, including web site design, public relations and marketing. He is a graduate of Point Loma Nazarene University. Mr. Desai is a former independent director of MODIV and a former independent trust manager of REIT I, where he was also chairman of the audit committee and the special committee that reviewed the proposed merger of REIT I with MODIV and recommended approval of the merger to the shareholders of REIT I. Our Board has concluded that Mr. Desai is qualified to serve as a director by reason of his extensive business experience.
Mr. Jeffrey Cyr. Jeffrey Cyr has served as an independent director since November 2017. Mr. Cyr has spent the majority of his career in the commercial real estate industry. From 1988 to 2008, he served as Vice President, Partner with the world’s leading commercial brokerage company, CB Richard Ellis, and from 2009 to present he served as an independent advisor, broker and manager to some of the nation’s largest and most respected landlords and to Fortune 500 owner/users. Mr. Cyr is highly regarded for his strategic solutions, experience and execution expertise with direct involvement to more than 1,000 lease and sale transactions as broker and principal with value in excess of $1 billion over his 29 year real estate career. He has extensive acquisition, disposition, leasing, marketing and underwriting experience that can assist, guide and troubleshoot for REIT stakeholders. A 1985 San Diego State University (“SDSU”) Finance graduate, Mr. Cyr is a guest lecturer to SDSU business school students and an active SDSU business school mentor. He has been a local charitable real estate advisor and board member to Southern California charities including the Lakewood YMCA and Greater Long Beach YMCA - Camp Oakes benefiting local and regional children and their families. Our Board has concluded that Mr. Cyr is qualified to serve as an independent director by reason of his expertise with real estate-related investments.
Mr. William S. Brown. William Brown has served as an independent director since June 2020. Mr. Brown is currently a Managing Director at Fidus Investment Advisors, LLC, an advisor and manager of investment companies, including a publicly traded investment company regulated as a Business Development Company (“BDC”) under the Investment Company Act of 1940, where he has served since September 2016. In this capacity, he originates, underwrites and manages numerous capital investments in private companies located nationwide. From 2014 to September 2016, Mr. Brown was Vice President of Finance of Campus Crest Communities, Inc., a public student housing REIT, where he oversaw all aspects of debt and equity financing for the company’s development and joint venture activities. From 2007 to 2014, he served, most recently as a Vice President, with Fidus Partners, LLC, an investment banking firm, where he provided merger and acquisition advisory and related services to private equity firms, corporations, and private business owners. Mr. Brown earned a Master of Science of accountancy degree as well as a Bachelor of Science degree in finance, magna cum laude, from the Wayne Calloway School of Business and Administration at Wake Forest University and is a Certified Public Accountant. Our Board has concluded that Mr. Brown is qualified to serve as an independent director by reason of his expertise with real estate-related investments.

Compensation of Directors
During 2019, we paid our independent directors 1,000 shares of our common stock for attending each meeting of the board of directors and 200 shares of our common stock for attending each meeting of the conflicts committee of the board of directors.
For the first two quarters of 2020, we paid our independent directors a quarterly cash retainer of $3,125 and a quarterly stock retainer of $6,250. Mr. Desai, the chairman of the conflicts committee of the board of directors and the board of directors' audit representative, was also paid an additional quarterly stock retainer of $1,250. The shares issued to directors are restricted securities issued in private transactions in reliance on an exemption from the registration requirements of the Securities Act under Section 4(a)(2) thereof, and we have not agreed to file a registration statement with respect to registration of the shares to the directors. On August 6, 2020, our independent directors agreed to a 73% reduction in their compensation and will receive $2,500 per quarter for their services to us effective July 1, 2020.
All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. If a director is also one of our officers, we do not pay any compensation for services rendered as a director.
The table below sets forth information regarding compensation in stock awards to our directors for the period from January 1, 2020 to September 14, 2020 and for the year ended December 31, 2019:

Name	For the Period from January 1, 2020 to September 14, 2020 (1)	For the Year Ended December 31, 2019 (1)
Vipe Desai (2)	$15,000	$—
Jeffrey Cyr	12,500	15,000
William S. Brown (3)	6,250	—
Jeffrey Randolph (2)	—	26,000
Caroline B. Harkins (3)	12,500	20,000
	$46,250	$61,000
(1)The amounts represent the aggregate fair value of each annual equity award on its grant date, computed in accordance with Accounting Standards Codification Topic 718, Stock-based Compensation. We valued the stock awards as of the grant date of our common stock by multiplying the offering price per share of $5.00 for $20,000 in shares issued for service during the first quarter of 2020 and $0.32 for $26,250 in shares issued for service during the second quarter of 2020. The stock awards granted for the year ended December 31, 2019 were based on the offering price per share of $5.00. There were no stock awards granted for the period September 15, 2020 to December 31, 2020.
(2)Mr. Randolph resigned as member of the board of directors and chair of the conflicts committee of our board of directors on January 29, 2020 and Mr. Desai was elected as an independent director in February 2020 to fill the vacancy left by Mr. Randolph’s resignation.
(3)Mr. Brown was elected as an independent director on June 24, 2020. Ms. Harkins resigned as a member of the board of directors on August 5, 2020.

There was no cash compensation paid to our directors for the year ended December 31, 2019. The table below sets forth information regarding compensation in cash to our directors for the periods from September 15, 2020 to December 31, 2020 and January 1, 2020 to September 14, 2020:

Name	For the Period from September 15, 2020 to December 31, 2020	For the Period from January 1, 2020 to September 14, 2020
Vipe Desai	$5,000	$6,250
Jeffrey Cyr	5,000	6,250
William S. Brown	5,000	3,125
Caroline B. Harkins	—	7,083
	$15,000	$22,708
Compensation of Executive Officers
Prior to the termination of our former advisory agreement with our former sponsor and former advisor effective October 28, 2019, we did not compensate our executive officers for services rendered to us, as our executive officers were employees of our former sponsor and former advisor.
In connection with the termination of our former advisory agreement with our former sponsor and former advisor effective October 28, 2019, we became self-managed and entered into direct employment arrangements with each of our employees, including William Broms, our Chief Executive Officer and President, and Matt Bodkin, our former Marketing and Communications Manager and interim Secretary. In connection with their respective employment by us, Mr. Broms received an annual base salary of $125,000 and Mr. Bodkin received an annual base salary of $80,000. From January 1, 2020 through February 2, 2020, the amount of base salary paid to Mr. Broms and Mr. Bodkin was $10,040 and $6,426, respectively.
On January 31, 2020, we entered into an advisory agreement with our Advisor, effective February 3, 2020. Upon our entering into our Advisory Agreement, effective February 3, 2020, our two employees became employees of our Advisor. Pursuant to our Advisory Agreement, all costs relating to our executive offices and any employees of our Advisor will be paid by our Advisor, including the real estate professionals employed by our Advisor to manage our day-to-day affairs and our portfolio of real estate investments, all of whom will be subject to our Board's supervision.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS
As of April 15, 2021, there is no person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. The following table shows, as of April 15, 2021, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) each of our directors and executive officers; and (2) all of our directors and executive officers as a group.

Name (1)	Shares of Common Stock (2)	Percent of Common Stock (2)
William R. Broms	—
Raymond J. Pacini	1,000	*
Sandra G. Sciutto	223	*
Raymond E. Wirta	50,000	*
Aaron S. Halfacre	—
Vipe Desai	24,938	*
Jeffrey Cyr	27,511	*
William S. Brown	19,531	*
All directors and executive officers as a group (8 persons)	123,203	**
*    Less than 2% of the outstanding common stock and none of the shares are pledged as security.
**    Less than 5% of the outstanding common stock.
(1)    The address of each named beneficial owner is 120 Newport Center Drive, Newport Beach, CA 92660.
(2)    Based on 2,519,265 shares of common stock outstanding on April 15, 2021.
ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS
See “Note 9. Related Party Transactions”to the consolidated financial statements included in this Annual Report on Form 1-K for a discussion of our related party arrangements.
ITEM 6. OTHER INFORMATION
None.

ITEM 7. CONSOLIDATED FINANCIAL STATEMENTS
BRIX REIT, Inc.
TABLE OF CONTENTS

Independent Auditor's Report	26
Consolidated Statement of Net Assets as of December 31, 2020 (Liquidation Basis)	27
Consolidated Balance Sheet as of December 31, 2019 (Going Concern)	28
Consolidated Statement of Changes in Net Assets for the Period from September 15, 2020 to December 31, 2020 (Liquidation Basis)	29
Consolidated Statements of Operations for the Period from January 1, 2020 to September 14, 2020 and for the Year Ended December 31, 2019 (Going Concern)	30
Consolidated Statements of Stockholders’ Equity for the Period from January 1, 2020 to September 14, 2020 and for the Year Ended December 31, 2019 (Going Concern)	31
Consolidated Statements of Cash Flows for the Period from January 1, 2020 to September 14, 2020 and for the Year Ended December 31, 2019 (Going Concern)	32
Notes to Consolidated Financial Statements	33

Independent Auditor's Report
To the Board of Directors of
BRIX REIT, Inc.
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of BRIX REIT, Inc. and subsidiaries (collectively, the “Company”) which are comprised of the consolidated balance sheet as of December 31, 2019, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, the consolidated statements of operations, stockholders’ equity and cash flows for the period from January 1, 2020 to September 14, 2020 and the consolidated statement of net assets (liquidation basis) as of December 31, 2020, the related consolidated statement of changes in net assets (liquidation basis) for the period from September 15, 2020 to December 31, 2020 and the related notes to the consolidated financial statements (collectively, the financial statements).
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BRIX REIT, Inc. and subsidiaries as of December 31, 2019, the results of their operations, and their cash flows for the year then ended and for the period from January 1, 2020 to September 14, 2020, their net assets (liquidation basis) as of December 31, 2020, and the changes in their net assets (liquidation basis) for the period from September 15, 2020 to December 31, 2020, in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
As further discussed in Notes 1 and 2 to the financial statements, the stockholders of the Company approved a plan of liquidation and the Company has commenced liquidation. As a result, the Company has changed its basis of accounting for periods subsequent to September 14, 2020 from the going concern basis to a liquidation basis. Our opinion is not modified with respect to this matter.

/s/ Baker Tilly US, LLP
Irvine, California
April 30, 2021

BRIX REIT, Inc.
Consolidated Statement of Net Assets
December 31, 2020
(Liquidation Basis)

Assets
Real estate investments	$9,634,106
Investments in unconsolidated entities	3,109,000
Total real estate investments	12,743,106
Cash and cash equivalents	258,513
Tenant receivables	8,171
Total assets	13,009,790
Liabilities
Liabilities for estimated costs in excess of estimated receipts during liquidation	71,018
Mortgage note payable	6,016,442
Unsecured credit facility	4,999,861
Accounts payable, accrued and other liabilities	275,165
Liabilities for estimated closing costs and commissions	357,517
Total liabilities	11,720,003
Commitments and contingencies (Note 10)
Net assets in liquidation	$1,289,787
See accompanying notes to consolidated financial statements.

BRIX REIT, Inc.
Consolidated Balance Sheet
December 31, 2019
(Going Concern Basis)

Assets
Real estate investments:
Land	$3,611,345
Building and improvements	9,941,715
Tenant origination and absorption costs	1,131,098
Total investment in real estate property	14,684,158
Accumulated depreciation and amortization	(265,443)
Total investment in real estate property, net	14,418,715
Investments in unconsolidated entities, net	5,141,949
Total real estate investments, net	19,560,664
Cash and cash equivalents	226,132
Tenant receivables	6,660
Prepaid and other assets	24,733
Intangible asset, net	198,178
Total assets	$20,016,367

Liabilities and Stockholders' Equity
Mortgage note payable, net	$5,996,419
Unsecured credit facility, net	4,177,494
Accounts payable, accrued and other liabilities	379,219
Due to affiliates (Note 9)	243,677
Total liabilities	10,796,809

Commitments and contingencies (Note 10)

Redeemable common stock	538,800

Stockholders' equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2019	—
Common stock, $0.001 par value, 10,000,000 shares authorized, 2,444,632 shares issued and outstanding as of December 31, 2019	2,445
Additional paid-in capital, net	11,247,905
Cumulative distributions and net losses	(2,569,592)
Total stockholders' equity	8,680,758
Total liabilities and stockholders' equity	$20,016,367
See accompanying notes to consolidated financial statements.

BRIX REIT, Inc.
Consolidated Statement of Changes in Net Assets
For the Period from September 15, 2020 to December 31, 2020
(Liquidation Basis)

Net assets in liquidation, beginning of period	$746,174
Changes in net assets in liquidation
Changes in liquidation value of real estate properties after closing costs and disposition fees	543,613
Net increase in liquidation value	543,613
Net assets in liquidation, end of period	$1,289,787
See accompanying notes to consolidated financial statements.

BRIX REIT, Inc.
Consolidated Statements of Operations
For the Period from January 1, 2020 to September 14, 2020 and for the Year Ended December 31, 2019
(Going Concern Basis)

	For the Period from January 1, 2020 to September 14, 2020	For the Year Ended December 31, 2019
Rental income	$333,663	$546,184

Expenses:
Fees to affiliates (Note 9)	68,903	155,447
General and administrative	452,625	701,865
Depreciation and amortization	334,861	265,443
Interest expense	453,794	355,173
Property expense	13,819	15,478
Impairment of real estate investments (Notes 3, 6 and 7)	6,195,300	—
Impairment of intangible asset (Note 3)	165,148	—
Total expenses	7,684,450	1,493,406
Less: Expenses reimbursed by former sponsor or affiliates (Note 9)	—	(196,460)
	7,684,450	1,296,946

Other expense (income), net:
Interest income	(580)	(6,067)
Gain on waiver of fees due to affiliates (Note 9)	(311,203)	—
Loss from investments in unconsolidated entities, net	1,159,509	345,543
Other expense, net	847,726	339,476
Net loss	$(8,198,513)	$(1,090,238)

Net loss per share, basic and diluted	$(3.30)	$(0.51)

Weighted-average number of common shares outstanding, basic and diluted	2,481,342	2,129,156
See accompanying notes to consolidated financial statements.

BRIX REIT, Inc.
Consolidated Statements of Stockholders' Equity
For the Period from January 1, 2020 to September 14, 2020 and for the Year Ended December 31, 2019
(Going Concern Basis)

	Common Stock		Additional Paid-in Capital	Cumulative Distributions and Net Losses	Total Stockholders' Equity
	Shares	Amount
Balance, December 31, 2018	1,503,391	$1,503	$7,222,563	$(841,242)	$6,382,824
Issuance of common stock	1,152,107	1,153	5,759,478	—	5,760,631
Stock compensation expense	12,200	12	60,988	—	61,000
Offering costs	—	—	(242,742)	—	(242,742)
Reclassification to redeemable common stock	—	—	(467,803)	—	(467,803)
Repurchases of common stock	(223,066)	(223)	(1,084,579)	—	(1,084,802)
Distributions declared	—	—	—	(638,112)	(638,112)
Net loss	—	—	—	(1,090,238)	(1,090,238)
Balance, December 31, 2019	2,444,632	2,445	11,247,905	(2,569,592)	8,680,758
Issuance of common stock	99,049	99	495,014	—	495,113
Stock compensation expense	86,031	86	46,164	—	46,250
Offering costs	—	—	(94,614)	—	(94,614)
Reclassification from redeemable common stock	—	—	538,800	—	538,800
Repurchases of common stock	(110,447)	(111)	(538,689)	—	(538,800)
Distributions declared	—	—	—	(183,658)	(183,658)
Net loss	—	—	—	(8,198,513)	(8,198,513)
Balance, September 14, 2020	2,519,265	$2,519	$11,694,580	$(10,951,763)	$745,336
See accompanying notes to consolidated financial statements.

BRIX REIT, Inc.
Consolidated Statements of Cash Flows
For the Period from January 1, 2020 to September 14, 2020 and for the Year Ended December 31, 2019
(Going Concern Basis)

	For the Period from January 1, 2020 to September 14, 2020	For the Year Ended December 31, 2019
Cash Flows from Operating Activities:
Net loss	$(8,198,513)	$(1,090,238)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	334,861	265,443
Stock compensation expense	46,250	61,000
Deferred rent	(4,082)	(1,422)
Amortization of deferred financing costs	37,797	34,740
Impairment of real estate investments	6,195,300	—
Impairment of intangible asset	165,148	—
Loss from investment in unconsolidated entity	1,167,218	363,799
Distributions from investments in unconsolidated entities	83,902	338,526
Changes in operating assets and liabilities:
Increase in tenant receivables	(1,404)	(5,238)
Decrease (increase) in prepaid and other assets	18,756	(24,733)
(Decrease) increase in accounts payable, accrued and other liabilities	(44,667)	160,025
(Decrease) increase in due to affiliates, net	(243,677)	182,176
Net cash (used in) provided by operating activities	(443,111)	284,078
Cash Flows from Investing Activities:
Acquisition of real estate investment	—	(14,258,664)
Investment in unconsolidated entities	—	(132,000)
Proceeds from sale of investments in unconsolidated entities	213,210	—
Payment of acquisition fees to affiliates	—	(429,454)
Intangible assets	—	(68,287)
Net cash provided by (used in) investing activities	213,210	(14,888,405)
Cash Flows from Financing Activities:
Proceeds from mortgage note payable	—	6,187,500
Repayments of mortgage note payable	(30,328)	(49,569)
Borrowings from unsecured credit facility	803,500	5,470,000
Repayments from unsecured credit facility	—	(1,273,639)
Payments of deferred financing costs	(10,000)	(189,565)
Proceeds from issuance of common stock	358,780	5,425,920
Payments of offering costs to affiliate	(94,614)	(242,742)
Investors deposits	—	(6,565)
Repurchases of common stock	(538,800)	(1,084,802)
Distributions paid to common stockholders	(93,256)	(278,341)
Net cash provided by financing activities	395,282	13,958,197

Net increase (decrease) in cash and cash equivalents	165,381	(646,130)
Cash and cash equivalents, beginning of period	226,132	872,262
Cash and cash equivalents, end of period	$391,513	$226,132

Supplemental Disclosure of Cash Flow Information:
Interest paid	$297,860	$130,021
Supplemental Schedule of Noncash Financing Activities:
Reclassifications (from) to redeemable common stock	$(538,800)	$467,803
Distributions reinvested in common stock	$90,402	$334,711
Decrease in share repurchases payable	$—	$(35,074)
(Decrease) increase in accrued reinvested distributions payable	$(45,931)	$25,060
Unpaid intangible assets	$—	$129,891
See accompanying notes to consolidated financial statements.

BRIX REIT, Inc.
Notes to Consolidated Financial Statements

Note 1. Business and Organization
BRIX REIT, Inc. (the “Company”) was incorporated on October 30, 2017 under the laws of the State of Maryland. The Company elected to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes beginning with the taxable year ended December 31, 2018 and expects to operate in a manner that would allow it to continue to qualify as a REIT for U.S. federal income tax purposes; however, through the liquidation period as discussed below, the Company expects to realize taxable losses.
The Company has the authority to issue 20,000,000 shares of stock, consisting of 10,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. On November 11, 2017, the Company filed an offering circular on Form 1-A with the Securities and Exchange Commission (the “SEC”) pursuant to Regulation A under the Securities Act of 1933, as amended, also known as “Reg A+”, to qualify the offering of 10,000,000 shares of its common stock for a price equal to $5.00 per share (the “Offering”). The Company obtained a notice of qualification from the SEC for the Offering on April 16, 2018 and commenced selling shares of its common stock on April 23, 2018.
On December 23, 2019, the Company obtained a notice of qualification from the SEC for a follow-on offering pursuant to a new offering circular on Form 1-A (the “Follow-on Offering” and collectively with the Offering, the “Offerings”), which qualified the offer and sale of up to $36,682,800 in share value of common stock, including $2,200,000 in share value of common stock pursuant to the Company's distribution reinvestment plan (“DRP”). The Company commenced selling its shares of common stock pursuant to the Follow-on Offering on January 2, 2020. The Company originally offered its shares of common stock directly to the public. As disclosed in the Company's Follow-on Offering, North Capital Private Securities Corporation (“North Capital”), a registered broker-dealer, served as the dealer manager of the Follow-on Offering and offered shares of the Company's common stock on a “best efforts” basis from January 2, 2020 until the suspension of the Follow-on Offering on March 30, 2020 (see below for additional discussion).
Through September 14, 2020 (the last day before the approval date of the Plan of liquidation, as discussed below), the Company had sold 2,771,168 shares of common stock in the Offerings, including 116,354 shares of common stock sold under its DRP, for aggregate offering proceeds of $13,855,741. The Company had redeemed 361,534 shares of its common stock through September 14, 2020 and 2,519,265 shares were outstanding as of September 14, 2020 and December 31, 2020.
The Company used the net proceeds from the Offerings primarily to invest, directly or indirectly, in properties and investments that met the Company's acquisition criteria, including student housing properties and single-tenant income-producing retail properties, including a quick service restaurant and a fitness center, located near colleges and universities or in other locations with above average concentrations of younger demographic profiles commensurate with Millennial and Generation Z related activities.
COVID-19 Pandemic
One of the most significant risks and uncertainties facing the Company and the real estate industry generally continues to be the effect of the ongoing public health crisis of the novel coronavirus (“COVID-19”) pandemic and the COVID-19 mutation into several variants. The Company continues to closely monitor the impact of the COVID-19 pandemic on its business and its Plan of Liquidation, as described below, including how the pandemic is affecting the Company’s ability to sell its real estate properties at the estimated times and prices it expects. The COVID-19 pandemic that began during the first quarter of 2020 has resulted in a significant impairment of the value of the Company's real estate investments (see Notes 3, 6 and 7) and properties and its estimated net asset value (“NAV”) per share of $0.32 (unaudited) as of March 31, 2020 as compared with the $5.00 price per share in the Offerings (see “Significant Decrease in NAV and Non-reinstatement of the Company's Follow-on Offering, DRP or SRP” below). As such, the Company's board of directors (the “Board”) commenced an evaluation of strategic alternatives during the second quarter of 2020.

BRIX REIT, Inc.
Notes to Consolidated Financial Statements
Plan of Liquidation
On August 6, 2020, the Company's Board, including all of the independent directors, unanimously approved a plan of complete liquidation and dissolution (the “Plan of Liquidation”), subject to the approval of a majority of the holders of the outstanding shares of the Company’s common stock. The Company's Board determined that the Plan of Liquidation is the best alternative available to the Company given the impact of the COVID-19 pandemic on the Company’s tenants, the resulting decline in the Company’s NAV per share and debt maturities over the next 14 months. The Board, therefore, recommended that the Company’s stockholders approve the Plan of Liquidation. The Plan of Liquidation was submitted for stockholders’ approval on August 7, 2020, and on September 15, 2020, the Plan of Liquidation was approved by 76.6% of the Company’s stockholders, which represented 91.1% of votes cast. The Plan of Liquidation was intended to constitute a plan of complete liquidation of the Company within the meaning of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).
Under the Plan of Liquidation, the Company has ceased to be a going concern, will not engage in any new business activities and will otherwise limit its activities to prosecuting and defending civil, criminal or administrative suits brought by or against the Company, and such other activities as will enable the Company to settle and close its business, to dispose of and convey its properties, to discharge its liabilities, to distribute to its stockholders any remaining assets, and to wind up its affairs. Once all liabilities have been satisfied and all remaining assets have been distributed to its stockholders, the Company will wind up operations and dissolve. The Company expects to implement the Plan of Liquidation over the period up to 18 months following the approval of the Plan of Liquidation. On August 10, 2020, the Company filed a Current Report on Form 1-U covering the Plan of Liquidation with the SEC.
In August 2020, the Company sold both of its student housing investments in limited liability companies for $213,210 as further discussed in Note 7, and engaged brokers to market its approximate 31.6% interest in ACA Stadium View Student Housing DST, a Delaware statutory trust (“Stadium View”), and its approximate 1.0% interest in ACA Illinois Tier 1 Student Housing DST, a Delaware statutory trust (“ACA Illinois”), to prospective investors. The Company listed its real estate property leased to Starbucks to prospective buyers in October 2020 and the real estate property leased to 24 Hour Fitness to prospective buyers in February 2021.
Advisory Agreements
The Company is externally managed by Modiv Advisors, LLC (“Advisor”), an indirect wholly-owned subsidiary of Modiv Inc. (“MODIV”), f/k/a RW Holdings NNN REIT, Inc., as provided in an advisory agreement effective as of February 3, 2020 (the “Advisory Agreement”), as described in Note 9. From the Company's inception through October 28, 2019, the Company was externally managed by Brix Student Housing Operator, LLC, the former advisor, which was wholly-owned by BrixInvest, LLC, the former sponsor, and the former sponsor of MODIV, pursuant to the former advisory agreement, as further described in Note 9.
Effective October 28, 2019, the Company and its former advisor and former sponsor mutually agreed to terminate the former advisory agreement and the Company became self-managed. Effective as of February 3, 2020, the Company entered into the Advisory Agreement discussed above and the Company discontinued its interim period of internal self-management. Certain of the Company's directors and executive officers are also directors, managers and executive officers of the Company's Advisor and its affiliates.
Prior to February 3, 2020, the Company employed investor relations personnel on payroll, but through October 28, 2019, the expenses were completely reimbursed to the Company by its former sponsor as part of the organizational and offering services it provided to the Company. The Company's former sponsor managed its organization and the Offering and provided marketing, administrative services and the funds for investor relations. The Company's former sponsor was entitled to reimbursement of such expenses, but reimbursement did not exceed an amount equal to 3% of gross offering proceeds. Certain of the Company's directors and executive officers were also former directors, managers and executive officers of the Company's former sponsor, the Company's former advisor and their affiliates.

BRIX REIT, Inc.
Notes to Consolidated Financial Statements
Suspension of the Company's Follow-on Offering, Distribution Reinvestment Plan and Share Repurchase Program
On March 30, 2020, the Company announced the suspension of its Follow-on Offering, its DRP and its Share Repurchase Program (“SRP”) until such time, if any, that the Board determined to reinstate the Company's Follow-on Offering, DRP and SRP following the completion of a valuation of the Company’s real estate properties and investments. In order to evaluate the impact of the COVID-19 pandemic on the value of the Company's real estate properties and investments, the Board engaged an independent third-party real estate advisory and consulting firm to perform an independent valuation of the Company's real estate properties and investments for the purpose of assisting the Board in determining the Company's estimated NAV per share.
Significant Decrease in NAV and Non-reinstatement of the Company's Follow-on Offering, DRP or SRP
On May 19, 2020, the Board approved and established an estimated NAV per share of the Company's common stock of $0.32 (unaudited) which was announced on May 22, 2020 (see Current Report on Form 1-U filed with the SEC on May 22, 2020 for additional information on the Company's estimated NAV per share). The Board determined not to reinstate the Follow-on Offering, DRP or SRP, given the significant decrease in the estimated NAV per share from the prior selling price of $5.00 per share in the Follow-on Offering.
Note 2. Plan of Liquidation
The Plan of Liquidation authorizes the Company to undertake an orderly liquidation of its assets. In an orderly liquidation, the Company will sell all of its assets, pay all of its known liabilities as well as provide for the payment of its contingent or unanticipated liabilities, distribute its remaining cash to its stockholders, wind up its operations and dissolve the entity. The Company is authorized to provide for the payment of any contingent or unanticipated liabilities and may do so by purchasing insurance, by establishing a reserve fund, or in other ways.
The Plan of Liquidation enables the Company to sell any and all of its assets without further approval of its stockholders and provides that the amounts and timing of liquidating distributions will be determined by the Company’s Board or, if a liquidating trust is formed, by the trustees of the liquidating trust, in their discretion. Pursuant to applicable REIT rules, liquidating distributions the Company pays pursuant to the Plan of Liquidation will qualify for the dividends paid deduction, provided that they are paid within the 18-month period from the September 15, 2020 approval of the plan by the Company’s stockholders. However, if the Company cannot sell its properties and pay its debts within such time period, or if the Board determines that it is otherwise advisable to do so, the Company may transfer and assign its remaining assets to a liquidating trust. Upon such transfer and assignment, the Company’s stockholders would receive beneficial interests in the liquidating trust. The liquidating trust would pay or provide for all of the Company’s liabilities and distribute any remaining net proceeds from liquidation to the holders of beneficial interests in the liquidating trust. If the Company is not able to sell its properties and pay its debt within the 18-month period and the remaining assets are not transferred to a liquidating trust, the distributions made during the 18 months may not qualify for the dividends paid deduction and may increase the Company’s tax liability.
The Company’s expectations about the implementation of the Plan of Liquidation and the amount of any liquidating distributions that the Company pays to its stockholders and when the Company will pay them, are subject to risks and uncertainties and are based on certain estimates and assumptions, one or more of which may prove to be incorrect. As a result, the actual amount of any liquidating distributions the Company pays to its stockholders may be more or less than the Company estimates and the liquidating distributions may be paid later than the Company predicts. There are many factors that may affect the amount of liquidating distributions the Company will ultimately pay to its stockholders. If the Company underestimates its existing obligations and liabilities, transaction fees and expenses relating to the liquidation and dissolution or if contingent or unanticipated liabilities arise, the amount of liquidating distributions ultimately paid to the Company’s stockholders could be less than estimated.
Moreover, the liquidation value will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets, in response to the real estate and finance markets, based on the amount of net proceeds received from the disposition of the remaining assets, and in response to other factors, including the effect of the prolonged COVID-19 pandemic on the Company's tenants. Given the continued uncertainty and business disruptions from the COVID-19 pandemic, the Company’s implementation of the Plan of Liquidation may be materially and adversely impacted and this may have a material effect on the ultimate amount and timing of liquidating distributions received by stockholders. Accordingly, it is not possible to precisely predict the timing of liquidating distributions the Company pays to its stockholders or the aggregate amount of liquidating distributions that the Company will ultimately pay to its stockholders. No assurance can be given that any liquidating distributions the Company pays to its stockholders will equal or exceed the estimate of net assets in liquidation presented on the Company's consolidated statement of net assets as of December 31, 2020.

BRIX REIT, Inc.
Notes to Consolidated Financial Statements
Note 3. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements and related notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), including Subtopic 205-30, “Liquidation Basis of Accounting,” as indicated, and the rules and regulations of the SEC.
The accompanying consolidated financial statements and related notes through September 14, 2020, prior to the adoption of the liquidation basis of accounting, are presented on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business. As a result, the Company's consolidated balance sheet as of December 31, 2019, the consolidated statements of operations, stockholders’ equity and cash flows for the period from January 1, 2020 to September 14, 2020 and for the year ended December 31, 2019 are presented using the going concern basis of accounting. Under the going concern basis of accounting, the Company’s consolidated financial statements included all of its accounts and the accounts of its wholly-owned subsidiaries. All significant intercompany balances and transactions were eliminated in consolidation.
Pursuant to the Company’s stockholders’ approval of the Plan of Liquidation, the Company adopted the liquidation basis of accounting as of and for the periods subsequent to September 14, 2020 (approval of the Plan of Liquidation by the Company’s stockholders). Accordingly, on September 15, 2020, assets were adjusted to their estimated net realizable value, or liquidation value, which represents the estimated amount of cash that the Company will collect through the disposal of assets as it carries out the Plan of Liquidation. The liquidation values of the Company’s remaining real estate investments are presented on an undiscounted basis. Estimated costs to dispose of assets through the anticipated disposition date of the properties have been presented separately from the related assets. Liabilities are carried at their contractual amounts due or estimated settlement amounts.
The Company accrues costs and income that it expects to incur and earn, respectively, through the completion of its liquidation, including the estimated amount of cash the Company expects to collect through the disposal of its assets and the estimated costs to dispose of its assets, to the extent it has a reasonable basis for estimation. These amounts are classified as a liability for estimated costs in excess of estimated receipts during liquidation on the Company's consolidated statement of net assets. Actual costs and receipts may differ from amounts reflected in the financial statements because of the inherent uncertainty in estimating future events. These differences may be material (see Notes 4 and 5 for detailed discussion). Actual receivables earned but uncollected and costs incurred but unpaid as of December 31, 2020 are included in accounts receivable and accounts payable, accrued and other liabilities and liabilities for estimated closing costs and disposition fees on the Company's consolidated statement of net assets.
Net assets in liquidation represents the remaining estimated liquidation value available to stockholders upon liquidation. Due to the uncertainty in the timing of the sale of the Company's remaining real estate properties and the estimated cash flows from operations, actual liquidation costs and sale proceeds may differ materially from the amounts estimated.
Use of Estimates
The preparation of the consolidated financial statements and accompanying notes thereto in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

BRIX REIT, Inc.
Notes to Consolidated Financial Statements
Revenue Recognition
Liquidation Basis of Accounting
Under the liquidation basis of accounting, the Company has accrued all income that it expects to earn and costs that it expects to incur through the completion of its liquidation to the extent it has a reasonable basis for estimation. Rental income is estimated based on the contractual in-place leases through the anticipated disposition date of the property. These amounts are classified in liabilities for estimated costs in excess of estimated receipts during liquidation on the Company's consolidated statement of net assets.
Going Concern Basis of Accounting
Operating Leases
The Company adopted FASB Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU No. 2016-02”), and the related FASB ASU Nos. 2018-10, 2018-11, 2018-20 and 2019-01 effective January 1, 2019, which provided practical expedients, technical corrections and improvements for certain aspects of ASU No. 2016-02, on a modified retrospective basis (collectively “Topic 842”). Topic 842 established a single comprehensive model for entities to use in accounting for leases and superseded the previous leasing guidance. Topic 842 applies to all entities that enter into leases. Lessees are required to report assets and liabilities that arise from leases. Lessor accounting had largely remained unchanged; however, certain refinements were made to conform with revenue recognition guidance, specifically related to the allocation and recognition of contract consideration earned from lease and nonlease revenue components. Topic 842 impacted the Company's accounting for leases solely as a lessor.
As a lessor, the Company's leases with tenants generally provided for the lease of real estate properties, as well as common area maintenance, property taxes and other recoverable costs. Under Topic 842, the lease of space was considered a lease component while the common area maintenance, property taxes and other recoverable costs billings were considered nonlease components, which fall under revenue recognition guidance in ASU No. 2014-09. However, upon adopting the guidance in Topic 842, the Company opted to apply the practical expedient provided by ASU No. 2018-11 to recognize the lease and non-lease components together as one single component. This determination was based on the consideration that (1) the timing and pattern of transfer of the nonlease components and associated lease component are the same, and (2) the lease component, if accounted for separately, would be classified as an operating lease. As the lease of properties was the predominant component of the Company's leasing arrangements, the Company accounted for all lease and nonlease components as a single component under Topic 842. To reflect recognition as one lease component, rental income and tenant reimbursements and other lease related property income that meet the requirements of the practical expedient provided by ASU No. 2018-11 had been combined under rental income subsequent to the adoption of Topic 842. For the period from January 1, 2020 to September 14, 2020 and for the year ended December 31, 2019, tenant reimbursements included in rental income amounted to $27,393 and $12,806, respectively.
The Company recognized rental income from tenants under operating leases on a straight-line basis over the noncancelable term of the lease when collectability of such amounts was reasonably assured. Recognition of rental income on a straight-line basis included the effects of rental abatements, lease incentives and fixed and determinable increases in lease payments over the lease term. If the lease provided for tenant improvements, management of the Company determined whether the tenant improvements, for accounting purposes, were owned by the tenant or by the Company.
When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that the tenant can take in the form of cash or a credit against its rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:
•whether the lease stipulates how a tenant improvement allowance may be spent;
•whether the amount of a tenant improvement allowance is in excess of market rates;
•whether the tenant or landlord retains legal title to the improvements at the end of the lease term;
•whether the tenant improvements are unique to the tenant or general-purpose in nature; and
•whether the tenant improvements are expected to have any residual value at the end of the lease.

BRIX REIT, Inc.
Notes to Consolidated Financial Statements
Tenant reimbursements of real estate taxes, insurance, repairs and maintenance, and other operating expenses were recognized as revenue in the period the expenses were incurred and presented gross if the Company was the primary obligor and, with respect to purchasing goods and services from third-party suppliers, had discretion in selecting the supplier and bore the associated credit risk. In instances where the operating lease agreement had an early termination option, the termination penalty was based on a predetermined termination fee or based on the unamortized tenant improvements and leasing commissions.
The Company evaluated the collectability of rents and other receivables on a regular basis based on factors including, among others, payment history, credit rating, the asset type, lease modifications and current economic conditions. If the Company’s evaluation of these factors indicated it may not recover the full value of the receivable, it provided an allowance against the portion of the receivable that it estimated may not be recovered. This analysis required the Company to determine whether there were factors indicating a receivable may not be fully collectible and estimated the amount of the receivable that may not be collected.
Gain or Loss on Sale of Real Estate Investment
The Company recognized gain or loss on sale of real estate property, including investment in unconsolidated entity, when the Company had executed a contract for sale of the property, transferred controlling financial interest in the property to the buyer and determined that it was probable that the Company will collect substantially all of the consideration for the property. The Company's real estate investment sale transactions for the period from January 1, 2020 to September 14, 2020 met these criteria at closing. The operating results of the operating property that was sold remained in continuing operations, and any associated gain or loss from the disposition was included in gain or loss on sale of real estate investments in the Company’s accompanying consolidated statements of operations.
Tenant Receivables and Allowances for Tenant Receivables
Liquidation Basis of Accounting
In accordance with the liquidation basis of accounting, as of September 15, 2020, tenant receivables were adjusted to their net realizable value. The Company periodically evaluates the collectability of amounts due from tenants. Any changes in the collectability of the receivables are reflected as a change to the Company’s net assets in liquidation.
Going Concern Basis of Accounting
Upon the adoption of Topic 842 on January 1, 2019, the Company's determination of the adequacy of its allowances for tenant receivables included a binary assessment of whether or not the amounts due under a tenant’s lease agreement were probable of collection. For such amounts that were deemed probable of collection, revenue continues to be recorded on a straight-line basis over the lease term. For such amounts that were deemed not probable of collection, revenue was recorded as the lesser of (i) the amount which would be recognized on a straight-line basis or (ii) cash that has been received from the tenant, with any tenant and deferred rent receivable balances charged as a direct write-off against rental income in the period of the change in the collectability determination. In addition, for tenant and deferred rent receivables deemed probable of collection, the Company also may record an allowance under other authoritative GAAP depending upon the Company's evaluation of the individual receivables, specific credit enhancements, current economic conditions, and other relevant factors. Such allowances were recorded as increases or decreases through rental income in the Company's consolidated statements of operations.
In addition, with respect to tenants in bankruptcy, management made estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectability of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant was in bankruptcy, the Company recorded a bad debt allowance for the tenant’s receivable balance and generally did not recognize subsequent rental revenue until cash was received or until the tenant was no longer in bankruptcy and had the ability to make rental payments.
Advertising Costs
Advertising costs charged to expense were included in general and administrative expense in the accompanying consolidated statements of operations and amounted to $0 and $35,000 for the period from January 1, 2020 to September 14, 2020 and for the year ended December 31, 2019, respectively.

BRIX REIT, Inc.
Notes to Consolidated Financial Statements
Income Taxes
The Company elected to be taxed as a REIT for U.S. federal income tax purposes under Section 856 through 860 of the Internal Revenue Code beginning with its taxable year ended December 31, 2018. The Company expects to continue to operate in a manner that would allow it to continue to qualify as a REIT for U.S. federal income tax purposes. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including meeting various tests regarding the nature of its assets and its income, the ownership of its outstanding stock and distribution of at least 90% of the Company’s annual REIT taxable income to its stockholders (which is computed without regard to the distributions paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP).
As a REIT, the Company generally would not be subject to federal income tax to the extent it distributes qualifying distributions to its stockholders. If the Company failed to qualify as a REIT in any taxable year, it would be subject to federal income tax on its taxable income at regular corporate income tax rates and generally would not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification was lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially and adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company intended to organize and operate in such a manner as to continue to qualify for treatment as a REIT. The Company has had no taxable income since its inception and does not expect to have taxable income in future periods. The Company had concluded that there were no significant uncertain tax positions requiring recognition in its consolidated financial statements. The Company had not been assessed interest or penalties by any major tax jurisdictions.
Per Share Data
The Company reported both basic earnings per share (“Basic EPS”) and diluted earnings per share (“Diluted EPS”). Basic EPS excludes dilution and was computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted EPS used the treasury stock method or the if-converted method, where applicable, to compute for the potential dilution that would occur if dilutive securities or commitments to issue common stock were exercised. Diluted EPS was the same as Basic EPS for the period from January 1, 2020 to September 14, 2020 and for the year ended December 31, 2019, as the Company had a net loss for both periods and there were no outstanding securities or commitments to issue common stock that would have a dilutive effect for the period from January 1, 2020 to September 14, 2020 and for the year ended December 31, 2019.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Cash and cash equivalents are stated at cost, which approximates fair value.
The Company’s cash and cash equivalents balance may exceed federally insurable limits. The Company mitigates this risk by depositing funds with major financial institutions; however, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets.
Real Estate Investments
Liquidation Basis of Accounting
As of September 15, 2020, the Company’s real estate investments were adjusted to their estimated net realizable value, or liquidation value, to reflect the Company's change to the liquidation basis of accounting. The liquidation value represents the estimated amount of cash that the Company will collect through the disposal of operating properties, including any residual value attributable to lease intangibles, as it carries out the Plan of Liquidation. As of December 31, 2020, the Company estimated the liquidation value of its real estate investments based on internal valuation methodologies using a combination of the direct capitalization approach, sales comparison approach and discounted cash flow analyses and relied primarily on the direct capitalization approach for the estimated liquidation value for each of the two retail properties. The liquidation values of the Company’s real estate investments are presented on an undiscounted basis and are no longer depreciated. Estimated costs to dispose of operating properties are carried at their contractual amounts due or estimated settlement amounts and are presented separately from the related assets in the Company's statement of net assets. Subsequent to September 15, 2020, all changes in the estimated liquidation value of the real estate investments are reflected as a change to the net assets in liquidation and are presented in the Company's statement of changes in net assets.

BRIX REIT, Inc.
Notes to Consolidated Financial Statements
Going Concern Basis of Accounting
Depreciation and Amortization
Real estate costs related to the acquisition and improvement of properties were capitalized and depreciated or amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs included all costs that did not extend the useful life of the real estate asset and were expensed as incurred. Significant replacements and betterments were capitalized. The Company anticipated the estimated useful lives of its assets by class to be generally as follows:
•    Buildings                        35-40 years
•    Site improvements                    Shorter of 15 years or remaining lease term
•    Tenant improvements                    Shorter of 15 years or remaining lease term
•    Tenant origination and absorption costs, and above-/
below-market lease intangibles                Remaining lease term
Above-Market and Below-Market in-Place Lease
The Company amortized any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining noncancelable terms of the respective lease, including any below-market renewal periods.
Tenant Origination and Absorption Costs
The Company amortized the value of tenant origination and absorption costs to depreciation and amortization expense over the remaining term of the respective lease.
Impairment of Real Estate Investments
The Company regularly monitored events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment were present that indicated that the carrying amounts of real estate and related intangible assets may not be recoverable, management assessed whether the carrying value of the assets would be recovered through the future undiscounted operating cash flows expected from the use of and eventual disposition of the property. If, based on the analysis, the Company did not believe that it would be able to recover the carrying value of the asset, the Company recorded an impairment charge to the extent the carrying value exceeded the estimated fair value of the asset.
The COVID-19 pandemic and government mandated closures of retail establishments resulted in significant impairments of the value of the Company's real estate properties for the period from January 1, 2020 to September 14, 2020. The accompanying consolidated financial statements for the period from January 1, 2020 to September 14, 2020 reflect the impairment adjustments since COVID-19 was declared a pandemic by the World Health Organization on March 11, 2020. This loss of value was recognized in the Company’s estimated NAV per share of $0.32 (unaudited) as of March 31, 2020 which was reported on May 22, 2020. The Company recorded an aggregate impairment charge of $5,289,389 for the 24 Hour Fitness property located in Fort Worth, Texas and the Starbucks property located in Manhattan, Kansas for the period from January 1, 2020 to September 14, 2020 (see Note 6 for detailed discussion).

BRIX REIT, Inc.
Notes to Consolidated Financial Statements
Investments in Unconsolidated Entities
Liquidation Basis of Accounting
As of September 15, 2020, the Company’s investments in unconsolidated entities were adjusted to their estimated net realizable value, or liquidation value, to reflect the Company's change to the liquidation basis of accounting. The liquidation value represents the estimated amount of cash that the Company will collect through the disposal of the investments in unconsolidated entities, as it carries out the Plan of Liquidation. As of December 31, 2020, the Company estimated the liquidation value of its investments in unconsolidated entities based on internal valuation methodologies using a combination of the direct capitalization approach, sales comparison approach and discounted cash flow analyses and relied primarily on the direct capitalization approach for the estimated liquidation value for each of the two student housing properties. The liquidation values of the Company’s investments in unconsolidated entities are presented on an undiscounted basis and are no longer increased or decreased by the gain or loss from equity method investment in unconsolidated entities. Estimated costs to dispose of investments in unconsolidated entities are carried at their contractual amounts due or estimated settlement amounts and are presented separately from the related assets in the Company's statement of net assets. Subsequent to September 15, 2020, all changes in the estimated liquidation value of the investments in unconsolidated entities are reflected as a change to the net assets in liquidation and are presented in the Company's statement of changes in net assets.
Going Concern Basis of Accounting
The Company accounted for investments that did not have a readily determinable fair value and over which the Company did not have the ability to exercise significant influence and had virtually no influence over operating and financial policies using the cost method of accounting. Under the cost method of accounting, distributions from the investments were recognized as distribution income when received to the extent they represented net accumulated earnings of the investee since the initial recognition of the investment. Distributions received in excess of net accumulated earnings were recognized as a reduction in the carrying amount of the investment as such distributions represent a return of investment. Cost method investments were evaluated on at least a semi-annual basis to determine whether there were declines in fair value of the cost method investment which were determined to be other-than-temporary. Other-than-temporary declines in fair value were recognized as impairment charges through earnings.
The Company accounted for investments in entities over which it had the ability to exercise significant influence under the equity method of accounting. Under the equity method of accounting, an investment is initially recognized at cost and is subsequently adjusted to reflect the Company’s share of earnings or losses of the investee. The investment is also increased for additional amounts invested and decreased for any distributions received from the investee. Equity method investments were reviewed periodically for impairment whenever events or circumstances indicate that the carrying amount of the investment might not be recoverable. If an equity method investment was determined to be other-than-temporarily impaired, the investment was reduced to fair value and an impairment charge was recorded through earnings.
The COVID-19 pandemic and government mandated closures of colleges and universities and gym facilities resulted in a significant impairment of the value of the Company's investments in entities involved in student housing and facilities for the period from January 1, 2020 to September 14, 2020. The accompanying consolidated financial statements reflect impairment adjustments related to the COVID-19 pandemic. This loss of value was also recognized in the Company’s estimated NAV per share of $0.32 (unaudited) which was reported on May 22, 2020. The Company recorded an aggregate impairment charge of $905,911 for the investments in Stadium View and ACA Illinois for the period from January 1, 2020 to September 14, 2020 (see Note 7 for detailed discussion).
Impairment of Intangible Asset
Going Concern Basis of Accounting
Due to the impacts of the COVID-19 pandemic, the Company evaluated its intangible asset for impairment, and determined and recorded a full impairment charge for the intangible asset's unamortized balance of $165,148 as of June 30, 2020 since the Company would no longer be offering its shares of common stock for sale to investors. The accompanying statement of operations for the period from January 1, 2020 to September 14, 2020 reflects the impairment charge related to the COVID-19 pandemic.

BRIX REIT, Inc.
Notes to Consolidated Financial Statements
Deferred Financing Costs
Liquidation Basis of Accounting
In accordance with the liquidation basis of accounting, as of September 15, 2020, all unamortized deferred financing costs were written-off.
Going Concern Basis of Accounting
Prior to the adoption of the liquidation basis of accounting, deferred financing costs represent commitment fees, loan fees, legal fees and other third-party costs associated with obtaining financing and were presented in the consolidated balance sheet as of December 31, 2019 as a direct deduction from the carrying value of the associated debt liability. These costs were amortized to interest expense over the terms of the respective financing agreements using the interest method. Unamortized deferred financing costs were generally expensed when the associated debt was refinanced or repaid before maturity unless specific rules were met that would allow for the carryover of such costs. Costs incurred in seeking financing transactions that did not close were expensed in the period in which it was determined that the financing would not close. Unamortized deferred financing costs related to the mortgage note payable and revolving credit facility were presented as a reduction to the outstanding debt and any unamortized deferred financing costs related to revolving credit facility was reclassified as an asset in periods where there was no outstanding borrowings under the facility.
Accrued Liquidation Costs
In accordance with the liquidation basis of accounting, the Company accrues for certain estimated liquidation costs to the extent it has a reasonable basis for estimation. These primarily consist of legal fees, dissolution costs, final audit and tax costs, insurance and distribution processing costs.
Distributions
The Company elected to be treated as a REIT beginning with the taxable year ended December 31, 2018. In order to qualify as a REIT for federal income tax purposes, the Company must distribute at least 90% of its taxable income (excluding capital gains) to its stockholders and meet certain other requirements. However, the Company has had no taxable income since its inception and does not expect to have taxable income in future periods. On May 22, 2020, the Company announced that distributions to holders of its shares have been suspended indefinitely due to the impacts of the COVID-19 pandemic. Distributions were authorized at the discretion of the Board, which was directed, in substantial part, by its obligation to cause the Company to comply with the REIT requirements of the Internal Revenue Code.
Distribution Reinvestment Plan
The Company adopted a DRP through which common stockholders may elect to reinvest any amount up to the distributions declared on their shares in additional shares of the Company’s common stock in lieu of receiving cash distributions. Participants in the DRP would acquire common stock at a price per share equal to the price to acquire a share of common stock in the Offering. The initial price per share in the Offering was $5.00 per share.
On March 30, 2020, the Company announced the suspension of the DRP until such time, if any, that the Board determined its reinstatement after completion of a valuation of the Company’s real estate properties and investments by an independent valuation expert and the Company's announcement of its estimated NAV per share.
On May 22, 2020, the Company announced its new estimated NAV per share of $0.32 (unaudited), and the Board determined that, along with the indefinite suspension of distributions, there would be no reinstatement of the DRP, given the significant decrease in the estimated NAV per share from the prior selling price of $5.00 per share in the Follow-on Offering.

BRIX REIT, Inc.
Notes to Consolidated Financial Statements
Redeemable Common Stock
The Company adopted a SRP that enabled stockholders to sell their stock to the Company in limited circumstances. The share repurchase price at any given time was equal to the offering price per share less an administrative charge of 3% of the share repurchase price proceeds if the shares were owned for less than one year, 2% if the shares were owned less than two years but greater than one year, and 1% if the shares were owned for less than three years but greater than two years. There was no administrative charge for shares held for at least three years.
Stockholders who wished to have their shares repurchased through the SRP had to notify the Company by three business days before the end of the month for their shares to be repurchased by the third business day of the following month. The SRP provided that share repurchases may be funded by (a) distribution reinvestment proceeds, (b) the prior or future sale of shares, (c) indebtedness, including a line of credit and traditional mortgage financing, and (d) asset sales. The Board may amend, suspend or terminate the SRP upon 10 days’ notice to stockholders.
On March 30, 2020, the Company announced the suspension of the SRP until such time, if any, that the Board determined to reinstate the SRP after completion of a valuation of the Company’s real estate properties and investments by an independent valuation expert and the Company's announcement of its estimated NAV per share.
On May 22, 2020, the Company announced its new estimated NAV per share of $0.32 (unaudited), and the Board determined that, along with the indefinite suspension of the Follow-on Offering, there would be no reinstatement of the SRP, given the significant decrease in the estimated NAV per share from the prior selling price of $5.00 per share in the Follow-on Offering.
Related Party Transactions
The Company recorded all related party fees as incurred, subject to certain limitations described in the Company’s Advisory Agreement (see Note 9).
Note 4. Liabilities for Estimated Costs in Excess of Estimated Receipts During Liquidation
Under the liquidation basis of accounting, the Company is required to estimate net cash flows from operations and to accrue all costs associated with implementing and completing the Plan of Liquidation. As of December 31, 2020, the Company estimated that it will have costs in excess of estimated receipts during the liquidation process. These amounts can vary significantly due to, among other things, the timing of property sales, direct costs incurred to complete the sales, the timing and amounts associated with discharging known and contingent liabilities and the costs associated with the winding down of operations. These costs are estimated and are anticipated to be paid out over the Company's expected liquidation period of up to 18 months beginning September 15, 2020.
Upon transition to the liquidation basis of accounting on September 15, 2020, the Company accrued a net liability for estimated costs in excess of estimated receipts during liquidation as detailed below:

As of
September 15, 2020
Rental income	$729,218
Distributions from unconsolidated entities	55,991
General and administrative expenses	(263,363)
Interest expense	(560,908)
Property expense	(58,553)
Liabilities for estimated costs in excess of estimated receipts during liquidation	$(97,615)

BRIX REIT, Inc.
Notes to Consolidated Financial Statements
The change in the liabilities for estimated costs in excess of estimated receipts for the period from September 15, 2020 to December 31, 2020, is as follows:

	September 15, 2020	Cash (Receipts) Payments	Remeasurement of Assets and Liabilities	December 31, 2020
Assets:
Estimated net inflows from real estate investments	$785,209	$(225,129)	$—	$560,080
	785,209	(225,129)	—	560,080
Liabilities:
Corporate expenditures	(882,824)	251,726	—	(631,098)
	(882,824)	251,726	—	(631,098)
Net liabilities for estimated costs in excess of estimated receipts during liquidation	$(97,615)	$26,597	$—	$(71,018)
Note 5. Net Assets in Liquidation
Net assets in liquidation increased by $543,613 for the period from September 15, 2020 to December 31, 2020 as follows:

Changes in Net Assets in Liquidation (1)	For the Period from September 15, 2020 to December 31, 2020
Change in liquidation value of real estate properties	$543,613
Changes in net assets in liquidation	$543,613
(1)    The Company's Board did not authorize any liquidating distributions to stockholders for the period from September 15, 2020 to December 31, 2020.
The net assets in liquidation as of December 31, 2020 of $1,289,787 would result in the payment of an estimated liquidating distribution of approximately $0.51 per share of common stock to the Company’s stockholders of record as of December 31, 2020 based on 2,519,265 outstanding shares of common stock as of December 31, 2020. This estimate of liquidating distributions includes projections of costs and expenses to be incurred during the estimated period required to complete the Plan of Liquidation. There is an inherent uncertainty with these estimates and projections, and they could change materially based on the timing of the sales of the Company’s remaining real estate properties and investments, the performance of the Company’s remaining assets and any changes in the underlying assumptions of the projected cash flows from such properties (see Note 2 for additional details on the Plan of Liquidation).

BRIX REIT, Inc.
Notes to Consolidated Financial Statements
Note 6. Real Estate Investments
As of December 31, 2020, the Company's real estate investments were recorded at their estimated liquidation value, as a result of adopting the liquidation basis of accounting on September 15, 2020. The estimated liquidation value represents the estimated gross amount of cash that the Company expects to collect through the sale of its operating properties owned as of December 31, 2020, as the Company carries out its Plan of Liquidation.
The following table provides summary information regarding the Company’s real estate investment portfolio as of December 31, 2020:

Property	Location	Acquisition Date	Property Type	Area in Square Feet	Estimated Liquidation Value (1)
24 Hour Fitness	Fort Worth, TX	6-11-2019	Retail	36,000	$7,647,106
Starbucks (2)	Manhattan, KS	9-27-2019	Retail	2,100	1,987,000
				38,100	$9,634,106
(1)    The Company’s liquidation value of real estate is exclusive of net operating income to be earned and projected capital expenditures to be incurred over the expected hold period through sale.
(2)    The Starbucks property was sold on April 20, 2021 as further described in Note 11.
The estimated closing costs and commissions to sell the above properties aggregated $357,517 as of December 31, 2020.
Impairment Charges
During late March 2020, the Company learned that there would be a substantial impact on the commercial real estate market, including retail establishments, due to the COVID-19 pandemic and the requirement of an indefinite and potentially extended period of retail store closures. The Company's 24 Hour Fitness property in Fort Worth, Texas, was closed in mid-March 2020 due to the COVID-19 pandemic, then reopened with a limited schedule and reservation requirement and now is operating with expanded hours and no reservation requirement. 24 Hour Fitness did not pay rent from April 1, 2020 through September 30, 2020. In May 2020, the Company restructured its lease with 24 Hour Fitness to provide rent abatement through September 30, 2020, a substantial decrease in rent thereafter, and an extended lease maturity to March 31, 2032. On June 15, 2020, 24 Hour Fitness filed for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. The changes to the lease were made to increase the likelihood that the lease would not be rejected in the 24 Hour Fitness bankruptcy proceeding and the amended lease was assumed by 24 Hour Fitness when it exited bankruptcy on December 30, 2020. The Company also determined that the COVID-19 pandemic had negatively impacted its Starbucks property. This loss of value for both properties was also recognized in the Company’s estimated NAV per share of $0.32 (unaudited), which was reported on May 22, 2020.
Based on an evaluation of the value of the 24 Hour Fitness and Starbucks properties, the Company determined that impairment charges were required to reflect the reduction in the carrying value of the two properties due to the COVID-19 pandemic. The Company recorded aggregate impairment charges of $5,289,389 for the period from January 1, 2020 to September 14, 2020.
The details of the Company's real estate impairment charges for the period from January 1, 2020 to September 14, 2020 are as follows:

Property	Location	For the Period from January 1, 2020 to September 14, 2020
24 Hour Fitness	Fort Worth, TX	$5,182,276
Starbucks	Manhattan, KS	107,113
Total		$5,289,389

BRIX REIT, Inc.
Notes to Consolidated Financial Statements
Note 7. Investments in Unconsolidated Entities
As of December 31, 2020, the Company's investments in unconsolidated entities were recorded at their estimated liquidation value, as a result of adopting the liquidation basis of accounting on September 15, 2020. The estimated liquidation value represents the estimated gross amount of cash that the Company will collect through the sale of its investments in unconsolidated entities owned as of December 31, 2020, as the Company carries out its Plan of Liquidation.
The estimated liquidation value and the carrying value of the Company’s investments in unconsolidated entities as of December 31, 2020 and 2019, respectively, are as follows:

	Estimated Liquidation Value as of December 31, 2020	Carrying Value as of December 31, 2019
ACA Stadium View Student Housing DST	$3,000,000	$4,722,739
AC Prado, LLC (“AC Prado”) (1)	—	77,250
ACA Illinois Tier 1 Student Housing DST	109,000	206,000
AC Villas, LLC (“AC Villas”) (1)	—	135,960
Total	$3,109,000	$5,141,949
(1)    On August 11, 2020, the Company completed the sale of its interest in these two investments to the Wirta Family Trust at their carrying values aggregating $213,210 (see below for more details).
The Company’s net losses from investments in unconsolidated entities for the period from January 1, 2020 to September 14, 2020 and for the year ended December 31, 2019 were $1,159,509 and $345,543, respectively. Prior to the Company's liquidation basis of accounting, the Company's investment in Stadium View was accounted for under the equity method of accounting and the other investments were accounted for under the cost method of accounting. All of the Company’s investments in the above student housing properties, with a carrying value of $5,141,949 as of December 31, 2019, are in the form of minority investments in affiliates of Arrimus Capital Advisor, LLC, a Delaware limited liability company (“Arrimus”). Arrimus and Raymond Wirta, the chairman of the Company’s Board, have a business relationship through which Mr. Wirta receives financial consideration. Mr. Wirta is also the father of one of Arrimus’ principals, making Arrimus a related party.
Impairment Charges
The COVID-19 pandemic and government mandated closures of colleges and universities resulted in a significant impairment of the value of the Company's investments in entities involved in student housing during the year ended December 31, 2020. This loss of value was also recognized in the Company’s estimated NAV per share of $0.32 (unaudited) which was reported on May 22, 2020. The Company recorded a total impairment charge of $905,911 for the investments in Stadium View and ACA Illinois for the period from January 1, 2020 to September 14, 2020.
The details of the Company's real estate impairment charges for the period from January 1, 2020 to September 14, 2020 are as follows:

Property	Location	For the Period from January 1, 2020 to September 14, 2020
Stadium View	Ames, IA	$886,701
ACA Illinois	Champaign, IL	19,210
Total		$905,911

BRIX REIT, Inc.
Notes to Consolidated Financial Statements
Sale of Certain Investments in Unconsolidated Entities
On August 11, 2020, the Company completed the sale of its 1.0% interest in AC Villas and 0.5% interest in AC Prado to the Wirta Family Trust, for their carrying values of $135,960 and $77,250, respectively, resulting in no gain or loss to the Company. Mr. Wirta is the chairman of the Company's Board and a Trustee of the Wirta Family Trust. The conflicts committee of the Board approved the transactions in advance.
Investment Concentration
The Company’s portfolio asset concentration (greater than 10% of total assets) as of December 31, 2019 was as follows:
Stadium View
On April 23, 2018, the Company acquired its first student housing real estate investment through the acquisition of 5,929.9 non-voting, Class A Beneficial Interests in Stadium View, a Delaware statutory trust formed by ACA Stadium View Depositor, LLC, a Delaware limited liability company. The purchase price for the interests was $5,500,000, which constitutes an approximate 31.6% ownership interest in Stadium View. As of December 31, 2019, the Company's investment in Stadium View represented 23.6% of the Company's total assets.
The following is a summary of the Company’s investment interest in Stadium View as of December 31, 2019:

December 31, 2019
Purchase price	$5,500,000
Capitalized acquisition fee to former advisor	412,032
Capitalized legal fees	6,667
Share in loss from investment in unconsolidated entity	(630,636)
Distributions received from investment in unconsolidated entity	(565,324)
Total	$4,722,739
The following is summarized historical financial information for Stadium View:

December 31, 2019
Assets:
Real estate investments, net	$37,025,619
Cash, cash equivalents and restricted cash	606,315
Other assets	193,966
Total assets	$37,825,900

Liabilities:
Mortgage note payable, net	$25,029,305
Other liabilities	716,629
Total liabilities	25,745,934
Total shareholders’ equity	12,079,966
Total liabilities and shareholders’ equity	$37,825,900

BRIX REIT, Inc.
Notes to Consolidated Financial Statements

	For the Period from January 1, 2020 to September 14, 2020	Year Ended December 31, 2019
Total revenue	$1,114,246	$2,708,892
Operating expenses:
Depreciation and amortization	1,408,629	2,102,329
Interest expense	738,798	1,010,026
Impairment of real estate investment	2,162,037	—
Other expense	503,318	749,299
Total expenses	4,812,782	3,861,654
Net loss	$(3,698,536)	$(1,152,762)
Note 8. Debt
Mortgage Note Payable, Net
The details of the Company’s mortgage note payable as of December 31, 2020 and 2019 are as follows:

	Book Value as of		Contractual Interest Rate (1)	Effective Interest Rate (1)
Collateral	December 31, 2020 (Liquidation Basis)	December 31, 2019 (Going Concern Basis)			Loan Maturity (2)
24 Hour Fitness property	$6,016,442	$6,137,931	4.95%	4.95%	9-30-2021
Less unamortized deferred financing costs	—	(141,512)
Net	$6,016,442	$5,996,419
(1)Contractual interest rate represents the interest rate in effect under the mortgage note payable as of December 31, 2020. Effective interest rate is calculated as the actual interest rate in effect as of December 31, 2020.
(2)The Forbearance Agreement, as defined below, dated September 2, 2020 accelerated the maturity date of the mortgage note from June 11, 2024 to September 30, 2021.
In May 2020, the Company received a three-month deferral of mortgage payments from the lender on the 24 Hour Fitness property to provide relief related to the absence of rent payments from the 24 Hour Fitness property. Also in May 2020, in anticipation of 24 Hour Fitness’s bankruptcy, the Company was able to successfully structure a longer-term lease term with 24 Hour Fitness, albeit at a reduced rental rate, that 24 Hour Fitness was expected to assume when it exited bankruptcy. The Forbearance Agreement provided an additional two-month deferral, through September 2020, to cover the period of rent abatement agreed to in the May 2020 restructuring of the lease with 24 Hour Fitness. On June 29, 2020, the mortgage lender delivered a notice of default to the Company due to 24 Hour Fitness’s bankruptcy filing on June 15, 2020. The Company was also in default with respect to the net worth covenant as a result of the impairment charges reflected in its balance sheet as of June 30, 2020 and the material adverse changes that have impacted the Company. Therefore, the Company entered into the Forbearance Agreement with the lender on September 2, 2020 with respect to these events of default as further described below.

BRIX REIT, Inc.
Notes to Consolidated Financial Statements
On September 2, 2020, the Company and its subsidiary that owns the property in Fort Worth, Texas that is leased to 24 Hour Fitness, entered into a forbearance agreement with the mortgage lender for the property, NexBank, with respect to the event of default that arose under the existing Amended and Restated Loan Agreement dated October 18, 2019 (the “Loan Agreement”) between the Company, its subsidiary and NexBank, as amended, due to 24 Hour Fitness’s bankruptcy filing in June 2020, along with related defaults for material adverse changes and the Company’s net worth covenant under the Loan Agreement (the “Forbearance Agreement”). Under the terms of the Forbearance Agreement, NexBank agreed to extend the previous three-month deferral of mortgage payments to include the months of August and September 2020, and to forbear from exercising its default remedies under the Loan Agreement provided that 24 Hour Fitness did not reject its current lease on the property in 24 Hour Fitness’s current bankruptcy proceedings and made the rent payment due on October 1, 2020. The rent payments for October 1, 2020 through April 30, 2021 have been received and on December 30, 2020, 24 Hour Fitness exited bankruptcy and assumed the lease on the Company’s Fort Worth property.
The Forbearance Agreement also accelerated the maturity date under the Loan Agreement from June 11, 2024 to September 30, 2021, and NexBank is collecting 100% of all rents paid by 24 Hour Fitness and applying the proceeds against the amount owed under the Loan Agreement.
Unsecured Credit Facility, Net
The details of the Company's outstanding borrowing under its unsecured credit facility follow:

	Book Value as of
	December 31, 2020 (Liquidation Basis)	December 31, 2019 (Going Concern Basis)
Unsecured credit facility	$4,999,861	$4,196,361
Less unamortized deferred financing costs	—	(18,867)
Net	$4,999,861	$4,177,494
The Company has a Business Loan Agreement and Promissory Note (the “Unsecured Credit Facility”) with Pacific Mercantile Bank (“Lender”). The Unsecured Credit Facility was a revolving unsecured line of credit for a maximum principal amount of $6,000,000 and was scheduled to mature on June 11, 2019, unless earlier terminated. On April 30, 2019, the Unsecured Credit Facility was amended and restated, reduced to $5,000,000 and extended to September 11, 2019. On September 9, 2019, the Company received an extension of the Unsecured Credit Facility through October 15, 2020.
On August 27, 2020, pursuant to a Fourth Amendment to Loan Agreement (the “Fourth Amendment”), the Company amended its $5,000,000 Unsecured Credit Facility with the Lender to extend the maturity date from October 15, 2020 to October 15, 2021. Under the Fourth Amendment, the parties acknowledged that there were events of default due to material adverse changes in the Company's financial condition that have occurred and the Lender agreed to forbear from exercising its remedies with respect to events of default that existed under the Unsecured Credit Facility as of August 27, 2020 until October 16, 2021, provided there are no future defaults. In addition, the Lender has no obligation to make additional loans under the Unsecured Credit Facility. The Company paid a $10,000 loan extension fee to Lender in connection with the Fourth Amendment.
On April 20, 2021, $1,699,861 of the outstanding unsecured credit facility was paid from the proceeds from the sale of the Starbucks property sold on that date, which reduced the balance outstanding to $3,300,000 (see Note 11).
Under the terms of the August 27, 2020 amendment, the Unsecured Credit Facility is secured by continuing guaranties executed by Mr. Wirta, Chairman of the Board, and a trust belonging to Mr. Wirta.
Under the terms of the Unsecured Credit Facility, the Company pays a variable rate of interest on outstanding amounts equal to one percentage point over an independent index published in The Wall Street Journal Prime Rate. The annual interest rate was 5.5% as of December 31, 2020 and 6.50% as of December 31, 2019.

BRIX REIT, Inc.
Notes to Consolidated Financial Statements
Interest Expense
The following is a reconciliation of the components of interest expense for the period from January 1, 2020 to September 14, 2020 and for the year ended December 31, 2019:

	For the Period from January 1, 2020 to September 14, 2020	For the Year Ended December 31, 2019
Mortgage note payable:
Interest expense	$217,860	$176,245
Amortization of deferred financing costs	21,215	15,588
Unsecured credit facility:
Interest expense	192,451	144,188
Amortization of deferred financing costs	16,582	19,152
Other	5,686	—
Total interest expense	$453,794	$355,173
Note 9. Related Party Transactions
The Company pays the independent members of its Board for services rendered in cash and/or shares in the Company. The total amount incurred for the period from January 1, 2020 to September 14, 2020 was $68,958, including 4,000 shares issued at $5.00 per share for the first quarter on April 1, 2020 and 82,031 shares issued at $0.32 per share (unaudited) and $22,708 paid in cash for the second quarter. Effective in July 2020, the independent directors agreed to reduce their compensation to $2,500 per quarter given the impact of the COVID-19 pandemic on the Company, representing a 73% reduction in their fees. The total amount incurred and paid in cash during the period from September 15, 2020 to December 31, 2020 was $15,000. The total amount incurred during the year ended December 31, 2019 was $61,000, which the Company paid by issuing shares of the Company's common stock to the directors in accordance with the terms of its director compensation program.
During the period from January 1, 2020 to September 14, 2020 and during the year ended December 31, 2019, no business transactions occurred between the Company and MODIV or its affiliates, other than described below.
Investments in Unconsolidated Entities and Sale of Certain Investments in Unconsolidated Entities
The Company's investments in Arrimus controlled and/or managed entities are discussed in Note 7. Arrimus is a related party to Mr. Wirta with respect to the following investments: AC Villas, AC Prado, Stadium View and ACA Illinois.
For each investment, the acquisition was approved by the Board, including the independent directors of the Company who serve as the conflicts committee of the Board, with Mr. Wirta recusing himself from voting.
On August 11, 2020, the Company completed the sale of its 1.0% interest in AC Villas (acquired in January 2019) and 0.5% interest in AC Prado (acquired in September 2018) to the Wirta Family Trust, for their carrying values of $135,960 and $77,250, respectively, resulting in no gain or loss to the Company. The conflicts committee of the Board approved the transactions in advance.
Advisory Agreements
On January 31, 2020, the Company entered into the Advisory Agreement with Modiv Advisors, LLC, an indirect wholly-owned subsidiary of MODIV, effective as of February 3, 2020, pursuant to which substantially all of the Company's administrative functions and operations are performed by the Advisor. Consequently, effective February 3, 2020, the Company discontinued its interim period of internal self-management that commenced on October 28, 2019, as discussed below. Certain of the Company's directors and executive officers are also directors, managers and executive officers of the Company's Advisor and its affiliates.

BRIX REIT, Inc.
Notes to Consolidated Financial Statements
The Company's Advisor is subject to the supervision of the Board and provides only services that are delegated to it. The conflicts committee of the Board is responsible for reviewing the performance of the Company's Advisor and determining that the compensation to be paid to it is reasonable in relation to the nature and quality of services performed and that the Company's investment objectives are being carried out. On May 6, 2020, MODIV and the Advisor agreed to discontinue charging the Company asset management fees, and waived the $311,203 accumulated accrued balance of asset management fees as of June 30, 2020, including $242,300 incurred in prior years, given the significant decline in the Company's financial condition that resulted from the COVID-19 pandemic. The Advisory Agreement provides for a termination notice period of 90 days.
The Company was externally managed by Brix Student Housing Operator, LLC, its former advisor, which was wholly-owned by BrixInvest, LLC, the former sponsor and the former sponsor of MODIV, from the Company's inception through October 28, 2019 pursuant to the former advisory agreement. On September 19, 2019, the Company's former sponsor announced that it had entered into a contribution agreement with MODIV whereby it would contribute substantially all of its assets, including the Company's former advisor and the former advisory agreement, to MODIV Operating Partnership, LP, MODIV's operating partnership (“MODIV OP”), in exchange for units of limited partnership interest in MODIV OP. The Company's former advisor managed the Company's portfolio of core real estate properties and real estate related assets and also provided asset management and other administrative services on its behalf until October 28, 2019.
Effective October 28, 2019, the Company's former advisor and the Company’s former sponsor mutually agreed to terminate the former advisory agreement they entered into in November 2017 and the Company became temporarily self-managed. The Company subsequently entered into the Advisory Agreement with Modiv Advisors, LLC.
Under the terms of the former advisory agreement, the former advisor was entitled to specified fees upon the provision of certain services with regard to the investment of funds in real estate investments, the management of those investments, among other services, and the disposition of investments, as well as reimbursement of organization and offering costs incurred by the former advisor or former sponsor on behalf of the Company, such as expenses related to the Offering, and certain costs incurred by the former advisor or former sponsor in providing services to the Company. In addition, the former advisor was entitled to certain other fees, including an incentive fee upon achieving certain performance goals, as detailed in the former advisory agreement.
The costs incurred by the Company pursuant to the Advisory Agreement for the period from January 1, 2020 to September 14, 2020 and the former advisory agreement for the year ended December 31, 2019, as well as the related payable or receivable as of December 31, 2020 and 2019, are included and summarized in the table below. The payable is presented in the consolidated balance sheet as “Due to affiliates.”

	For the Period from January 1, 2020 to September 14, 2020	Year Ended December 31, 2019	December 31, 2019
	Incurred	Incurred	Payable
Expensed:
Fees to affiliate (1)	$68,903	$155,447	$242,300
Fees waived by affiliate (2)	(311,203)	—	—
Directors and officers’ insurance reimbursements	18,696	26,772	—
Expense reimbursements from former advisor / former sponsor (3)	—	(196,460)	1,377
Capitalized:
Acquisition fees	—	429,454	—
Reimbursable organizational and offering expenses (4)	—	173,473	—
			$243,677
(1)    Included in fees to affiliates in the accompanying consolidated statements of operations. The asset management fees of $68,903 and $155,447 for the period from January 1, 2020 to September 14, 2020 and the year ended December 31, 2019, respectively, are net of $22,968 and $51,816 in asset management fees waived, respectively, to support the monthly distributions during the start-up of operations.

BRIX REIT, Inc.
Notes to Consolidated Financial Statements
(2)    On May 6, 2020, MODIV and the Advisor agreed to discontinue charging asset management fees, and waived the accrued balance for asset management fees aggregating $311,203, given the significant decline in the Company's financial condition that resulted from the COVID-19 pandemic.
(3)    Includes payroll costs related to Company employees that answered questions from prospective stockholders. See “Investor Relations Payroll Expense Reimbursement from former advisor / former sponsor” below. The former sponsor had agreed to reimburse the Company for these investor relations payroll costs which the former sponsor considered to be offering expenses in accordance with the former advisory agreement.
(4)    As of October 28, 2019, the former sponsor had incurred organizational and offering expenses in excess of 3.0% of the gross offering proceeds received by the Company. However, the Company was only obligated to reimburse the former sponsor to the extent of 3.0% of gross offering proceeds, which was $399,241 for the period ended October 28, 2019. The Company had reimbursed the former sponsor for $399,241 through October 28, 2019. Subsequent organizational and offering costs were incurred directly by the Company.
The following summarizes all compensation and fees that the Company had paid the former advisor, former sponsor and their affiliates and the Advisor and its affiliates.
Organization and Offering Costs
The Company was obligated to reimburse the former advisor or its affiliates for organizational and offering expenses (as defined in the former advisory agreement) paid for by the former advisor on behalf of the Company. The former advisor managed and supervised all services related to the Offering. The Company reimbursed the former advisor for organizational and offering expenses up to 3.0% of gross offering proceeds. The former advisor and affiliates were responsible for any organizational and offering expenses to the extent they exceeded 3.0% of gross offering proceeds. For the period from February 3, 2020, the effective date of the Advisory Agreement, to September 14, 2020, the Advisor did not incur any organizational and offering expenses on behalf of the Company. The organizational and offering expenses of $69,269 and $94,614 for the period from October 29, 2019 to December 31, 2019 and from January 1, 2020 to September 14, 2020, respectively, were all paid by the Company. Through October 28, 2019, the termination date of the former advisory agreement, the Company had reimbursed the former sponsor $399,241 in organizational and offering costs. The Company’s maximum liability for organizational and offering costs through October 28, 2019 was $399,241.
Investor Relations Payroll Expense Reimbursement from former advisor / former sponsor
Prior to February 2, 2020, the Company employed investor relations personnel to answer inquiries from potential investors regarding the Company and/or its Offerings. The payroll expense associated with the investor relations personnel was reimbursed by the former sponsor through October 28, 2019. The former sponsor considered these payroll costs to be offering expenses. There were no payroll expense reimbursements from the Advisor for the period from January 1, 2020 to September 14, 2020. The payroll expense reimbursements from the former sponsor aggregated $196,460 for the year ended December 31, 2019.
Acquisition Fees
The Company agreed to pay the former advisor acquisition fees in the amount equal to 3.0% of the costs of each investment. The total of all acquisition fees and acquisition expenses were required to be reasonable and could not exceed 6.0% of the contract price of the property. However, a majority of the directors (including a majority of the conflicts committee) not otherwise interested in the transaction could approve fees in excess of these limits if they determined the transaction to be commercially competitive, fair and reasonable to the Company. There were no acquisition fees incurred for the period from January 1, 2020 to September 14, 2020. For the year ended December 31, 2019, the Company incurred $429,454 of acquisition fees.
Asset Management Fees
In the respective advisory agreements, the Company agreed to pay the Advisor and the former advisor, and their respective affiliates, asset management fees in the amount equal to 0.1% of the total investment value of the assets monthly. For purposes of this fee, “total investment value” means, for any period, the total of the aggregate book value of all of the Company’s assets, including assets invested, directly or indirectly, in properties, before deducting depreciation or bad debts or other similar non-cash items. During the Company’s offering stage, the Advisor and the former advisor could elect, in their sole discretion, to defer all or any portion of their monthly asset management fee to support distributions.

BRIX REIT, Inc.
Notes to Consolidated Financial Statements
On May 6, 2020, MODIV and the Advisor agreed to discontinue charging asset management fees, and waived the accrued balance for asset management fees aggregating $311,203 given the significant decline in the Company’s financial condition that resulted from the COVID-19 pandemic. The total amount of asset management fees incurred for the period from January 1, 2020 to September 14, 2020 and for the year ended December 31, 2019 was $68,903 and $155,447, respectively, of which $22,968 and $51,816, respectively, of the asset management fees were waived to support the monthly distributions during the start-up of operations.
Financing Coordination Fees
Other than with respect to any mortgage or other financing related to a property concurrent with its acquisition, if the Advisor provides a significant amount of the services in connection with the financing or refinancing of any debt that the Company obtains relative to a property, the Company agreed to pay the Advisor or its assignees a financing coordination fee equal to 1.0% of the amount of such financing. No financing fees were ever charged to the Company through May 6, 2020, when MODIV and the Advisor agreed to discontinue charging any financing coordination fees.
Disposition Fee
For significant assistance in connection with the sale of a property, the Company agreed to pay the Advisor or its affiliates an amount equal to 3.0% of the contract sales price of each property sold; provided, however, that if in connection with such disposition, commissions are paid to third parties unaffiliated with the Advisor or its affiliates, the disposition fees paid to the Advisor, its affiliates and unaffiliated third parties may not exceed 6.0% of the contract sales price. No disposition fees were ever charged to the Company through May 6, 2020 when MODIV and the Advisor agreed to discontinue charging any disposition fees.
Liquidation Fees
The Company agreed to pay the Advisor a liquidation fee calculated from the value per share resulting from a liquidation event, including but not limited to a sale of all of the properties, a public listing, or a merger with a public or non-public company, equal to 30% of the increase in the resultant value per share compared to the Highest Prior NAV (as defined in the Advisory Agreement) per share, if any, multiplied by the number of outstanding shares as of the liquidation date, subordinated to payment to stockholders of the Preferred Return (as defined in the Advisory Agreement), pro-rated for the year in which the liquidation event occurs. No liquidation fees were ever charged to the Company through May 6, 2020 when MODIV and the Advisor agreed to discontinue charging any liquidation fees.
Operating Expenses
Unless the Company’s conflicts committee and directors make a finding, based on nonrecurring and unusual factors which they deem sufficient, that a higher level of expenses is justified for a period, the Company will not reimburse the Advisor and its affiliates for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (i) 2% of average invested assets or (ii) 25% of net income other than any additions to depreciation, bad debt or other similar noncash items and excluding any gain from the sale of assets for that period. Annual operating expenses exceeded these limits as of the end of each past six-month calendar period; however, no requests were made to justify the excess expenses and the Company made no reimbursements. In addition, the Company did not reimburse the Advisor or former advisor and its affiliates for personnel costs in connection with services for which any of them receives acquisition fees or disposition fees.
Subordinated Participation Fees
The Company did not pay the former advisor or its affiliate a subordinated participation fee calculated as of December 31 of each year and paid (if at all) in the immediately following January. The subordinated participation fee was only due if the Preferred Return, as defined in the former advisory agreement, was achieved. The current Advisory Agreement does not include a provision for subordinated participation fees.

BRIX REIT, Inc.
Notes to Consolidated Financial Statements
Note 10. Commitments and Contingencies
Environmental
As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Although there can be no assurance, the Company is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of operations. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Company’s properties, the activities of its tenants and other environmental conditions of which the Company is unaware with respect to the properties could result in future environmental liabilities.
Economic Dependency
The Company depends on the Advisor for certain services that are essential to the Company, including the disposition of its real estate properties and investments under the Plan of Liquidation; management of the daily operations of the Company’s investment portfolio; and other general and administrative responsibilities. In the event that the Advisor is unable to provide these services, the Company will be required to obtain such services from other sources.
Legal and Regulatory Matters
From time-to-time, the Company may become party to legal proceedings that arise in the ordinary course of its business. Other than as described below, the Company is not a party to any legal proceeding, nor is the Company aware of any pending or threatened litigation that would have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.
The Company has no collateral or other security from tenants. Since concentration of rental revenue from certain tenants exists, the reduction in ability of those tenants to make their payments has had an adverse effect on the Company.
Note 11. Subsequent Events
The Company evaluates subsequent events up until the date the financial statements are issued.
Sale of Investment in Real Estate and Paydown of Unsecured Credit Facility
On April 20, 2021, the Company completed the sale of its retail property in Manhattan, Kansas leased to Starbucks for $1,987,000, which resulted in net cash proceeds of $1,918,841, from which a paydown of the Unsecured Credit Facility was made in the amount of $1,699,861 on the same date and the remaining proceeds will be used to fund operating costs and for payments of liabilities. As a result, the balance outstanding under the Unsecured Credit Facility was reduced to $3,300,000.

ITEM 8. EXHIBITS
INDEX OF EXHIBITS

Exhibit No.	Description
2.1*	Articles of Incorporation (incorporated by reference to Exhibit 2.1 to the Company’s Offering Statement on Form 1-A, filed on November 28, 2017)
2.2*	Articles of Amendment (incorporated by reference to Exhibit 2.4 to the Company’s Offering Statement on Form 1-A/A, filed on March 22, 2018)
2.3*	Articles of Amendment (incorporated by reference to Exhibit 2.3A to the Company’s Offering Statement on Form 1-A/A, filed on December 14, 2018)
2.4*	Bylaws (incorporated by reference to Exhibit 2.2 to the Company’s Offering Statement on Form 1-A, filed on November 28, 2017)
3*	Distribution Reinvestment Plan (incorporated by reference to a copy thereof filed as Appendix B to the Company’s Offering Circular pursuant to Rule 253(g)(2) on December 24, 2019)
4*	Form of Investment Form and Subscription Agreement (incorporated by reference to a copy thereof filed as Appendix A to the Company’s Offering Circular pursuant to Rule 253(g)(2) on December 24, 2019)
6.1*	Conflicts Committee Charter (incorporated by reference to Exhibit 6.2 to the Company’s Offering Statement on Form 1-A, filed on November 28, 2017)
6.2*	Purchase Agreement dated April 16, 2019 between Modiv Operating Partnership, LP (f/k/a RW Holdings NNN REIT Operating Partnership, LP or Rich Uncles NNN Operating Partnership, LP) and Agree Fort Worth TX LLC (incorporated by reference to Exhibit 6.3 to the Company’s Post-Qualification Offering Circular Amendment No. 3 on Form 1-A filed on June 17, 2019)
6.3*	Assignment and Assumption of Purchase Agreement for Improved Property (24 Hour Fitness, 6500 Old Denton Road, Fort Worth, TX) dated May 13, 2019 between Modiv Operating Partnership, LP (f/k/a RW Holdings NNN REIT Operating Partnership, LP or Rich Uncles NNN Operating Partnership, LP) and the Company (incorporated by reference to Exhibit 6.4 to the Company’s Post-Qualification Offering Circular Amendment No. 3 on Form 1-A filed on June 17, 2019)
6.4*	24 Hour Fitness Lease dated March 29, 2006 between Fort Worth Fitness, L.P. and 24 Hour Fitness USA, Inc. (incorporated by reference to Exhibit 6.5 to the Company’s Post-Qualification Offering Circular Amendment No. 3 on Form 1-A filed on June 17, 2019)
6.5*	Purchase and Sale Agreement by and between 2700 Anderson, LLC and the Company dated August 20, 2019 (incorporated by reference to Exhibit 6.5 to the Company’s Post-Qualification Offering Circular Amendment No. 4 on Form 1-A filed on October 31, 2019)
6.6*	Loan Agreement dated April 30, 2019 between Pacific Mercantile Bank and the Company (incorporated by reference to Exhibit 6.6 to the Company’s Post-Qualification Offering Circular Amendment No. 4 on Form 1-A filed on October 31, 2019)
6.7*	First Amendment to Loan Agreement dated June 11, 2019 between Pacific Mercantile Bank and the Company (incorporated by reference to Exhibit 6.7 to the Company’s Post-Qualification Offering Circular Amendment No. 4 on Form 1-A filed on October 31, 2019)
6.8*	Second Amendment to Loan Agreement dated September 9, 2019 between Pacific Mercantile Bank and the Company (incorporated by reference to Exhibit 6.8 to the Company’s Post-Qualification Offering Circular Amendment No. 4 on Form 1-A filed on October 31, 2019)
6.9*	Third Amendment to Loan Agreement dated December 19, 2019 between Pacific Mercantile Bank and the Company (incorporated by reference to Exhibit 6.10 to the Company’s Post-Qualification Offering Circular Amendment No. 5 on Form 1-A filed on December 20, 2019)
6.10*	Fourth Amendment to Loan Agreement dated August 27, 2020 between Pacific Mercantile Bank and the Company (incorporated by reference to Exhibit 15.1 to the Company’s Current Report on Form 1-U filed on September 2, 2020)
6.11*	Termination of Advisory Agreement dated as of October 28, 2019, by and among the Company, Brix Student Housing Operator, LLC and BrixInvest, LLC (incorporated by reference to Exhibit 6.9 to the Company’s Post-Qualification Offering Circular Amendment No. 4 on Form 1-A filed on October 31, 2019)
6.12*	Advisory Agreement between the Company and modiv Advisors, LLC, dated as of January 31, 2020 and effective as of February 3, 2020 (incorporated by reference to Exhibit 6.11 to the Company’s Post-Qualification Offering Circular Amendment No. 6 on Form 1-A filed on February 5, 2020)
6.13*	Dealer Manager Agreement by and between the Company and North Capital Private Securities Corporation (incorporated by reference to Exhibit 1.1 to the Company’s Post-Qualification Offering Circular Amendment No. 7 on Form 1-A filed on June 1, 2020)
6.14*	Lease Amendment dated May 19, 2020 between the Company and 24 Hour Fitness USA, Inc. (incorporated by reference to Exhibit 6.14 to the Company’s Semiannual Report on Form 1-SA filed on September 24, 2020)

6.15*	Forbearance Agreement dated September 2, 2020 by and among RU Old Denton Road Fort Worth TX, LLC, the Company and NexBank (incorporated by reference to Exhibit 15.2 to the Company’s Current Report on Form 1-U filed on September 2, 2020)
7*	Plan of Complete Liquidation and Dissolution (incorporated by reference to Exhibit 7 to the Company’s Current Report on Form 1-U filed on August 10, 2020)
9*	Letter from Squar Milner LLP dated December 4, 2020 (incorporated by reference to Exhibit 9.1 to the Company's Current Report on Form 1-U filed on December 4, 2020)
15*	Offering Circular (incorporated by reference to a copy thereof filed with the Company's Post-Qualification Amendment No. 5 to Form 1-A filed on December 20, 2019)
*    Previously filed.

Signatures
Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BRIX REIT, Inc.

By:	/s/ WILLIAM R. BROMS
William R. Broms
Chief Executive Officer
April 30, 2021
Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ WILLIAM R. BROMS	Chief Executive Officer	April 30, 2021
William R. Broms	(principal executive officer)

/s/ RAYMOND J. PACINI	Chief Financial Officer	April 30, 2021
Raymond J. Pacini	(principal financial officer)

/s/ SANDRA G. SCIUTTO	Chief Accounting Officer	April 30, 2021
Sandra G. Sciutto	(principal accounting officer)

/s/ RAYMOND E. WIRTA	Director	April 30, 2021
Raymond E. Wirta

/s/ AARON S. HALFACRE	Director	April 30, 2021
Aaron S. Halfacre

/s/ VIPE DESAI	Director	April 30, 2021
Vipe Desai

/s/ JEFFREY CYR	Director	April 30, 2021
Jeffrey Cyr

/s/ WILLIAM S. BROWN	Director	April 30, 2021
William S. Brown